Exhibit 2.1
EXECUTION VERSION
EXCHANGE AGREEMENT
     This EXCHANGE AGREEMENT (this “Agreement”), dated as of January 31, 2011, is made by and among the following parties: (i) Cumulus Media Inc., a Delaware corporation (“CMI”); (ii) each of the other undersigned parties hereto (each a “Seller” and collectively, the “Sellers”); and (iii) Blackstone FC Communications Partners L.P., a Delaware limited partnership, in its capacity as “Sellers’ Representative” (the Sellers’ Representative, together with CMI and the Sellers, each being hereinafter sometimes referred to as a “Party” and, collectively, as the “Parties”).
W I T N E S S E T H:
     WHEREAS, CMI and the Sellers are the current holders of all of the issued and outstanding equity interests in Cumulus Media Partners, LLC, a Delaware limited liability company (“CMP”);
     WHEREAS, each of the Sellers desires to sell to CMI all of the equity interests in CMP owned by it, such that CMI will acquire upon the closing of the transactions contemplated hereby, all of the outstanding equity interests in CMP that CMI currently does not hold, directly or indirectly;
     WHEREAS, the board of directors of CMI (the “Board of Directors”) has unanimously (except for an approval with respect to the transactions contemplated by the Radio Holdings Warrant Agreement Amendment, which has been obtained from each director other than the interested director (who has recused himself with respect to such approval) in respect thereto) adopted resolutions in which it (i) approved and declared advisable and in the best interests of CMI and its stockholders this Agreement, the Charter Amendment, the Registration Rights Agreement and the Transactions, (ii) resolved to recommend that CMI’s stockholders approve the issuance of shares of CMI Common Stock pursuant to the Exchange and the adoption of the Charter Amendment, and (iii) directed that the issuance of shares of CMI Common Stock pursuant to the Exchange and the adoption of the Charter Amendment be submitted to a vote at a meeting of CMI’s stockholders called for such purpose;
     WHEREAS, the holders of CMI’s outstanding shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”) have, contemporaneously herewith, approved this Agreement, the Charter Amendment, the Registration Rights Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby for all purposes under CMI’s amended and restated certificate of incorporation (the “Class B Approval”);
     WHEREAS, each of the Sellers has agreed to appoint the Sellers’ Representative as its attorney-in-fact as provided for herein; and
     WHEREAS, capitalized terms used herein shall have the respective meanings ascribed to them in Article 10 of this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants, agreements,

representations and warranties herein contained, and upon the terms and subject to the conditions hereinafter set forth, the Parties hereby agree as follows:
ARTICLE 1
THE EXCHANGE
     1.1 The Exchange. Subject to the terms and conditions set forth herein, at the Closing, CMI shall purchase, and each Seller shall sell, assign and transfer to CMI, free and clear of all Liens (except for (i) the restrictions set forth in the CMP LLC Agreement and the CMP Equityholders’ Agreement and (ii) Liens imposed by federal and/or state securities Laws), all of such Seller’s Units in exchange for the number of shares of Class A Common Stock, par value $0.01 per share, of CMI (“Class A Common Stock”) or Class D Common Stock, par value $0.01 per share, of CMI (“Class D Common Stock”), which shall be created pursuant to the Charter Amendment, as applicable, listed opposite such Seller’s name on Annex A (collectively, “Stock Consideration”), such Stock Consideration to be issued to the Sellers shall be free and clear of all Liens (except for Liens imposed by federal and/or state securities Laws); provided, however, that the number of shares of Stock Consideration shall be proportionately adjusted to reflect any splits, reverse splits, stock dividends, or similar events occurring between the date of this Agreement and the Closing with respect to either the Units or the common stock of CMI, if any (the “Exchange”). The sale, assignment and transfer of the Units shall be evidenced by delivery to CMI of assignments of such Units in the form attached as Annex B hereto (collectively, the “Unit Assignments”), executed by each Seller in respect of its respective Units.
     1.2 Charter Amendment. Promptly (and, in any event, at least three (3) Business Days prior to Closing) after receipt of the Stockholder Approval at the Stockholders’ Meeting, CMI shall cause the Charter Amendment in the form attached as Annex C, which shall, among other things, authorize and create the Class D Common Stock having the conversion, voting and other rights set forth therein, to be filed with the Secretary of State of the State of Delaware and become effective.
     1.3 Registration Rights. At the Closing, CMI, on the one hand, and each Seller, on the other hand, shall execute and deliver to the other a registration rights agreement in the form attached as Annex D (the “Registration Rights Agreement”).
ARTICLE 2
CLOSING; DELIVERIES
     2.1 Closing. The closing under this Agreement (the “Closing”) shall take place at the offices of Jones Day, 1420 Peachtree Street, N.E., Atlanta, Georgia 30309, commencing at 10:00 a.m., Eastern Time, on the latest of (i) the third (3rd) Business Day after the Initial Order shall have become a Final Order, (ii) the third (3rd) Business Day following the expiration or termination of the waiting period under the HSR Act should a filing be required under the HSR Act, and (iii) the third (3rd) Business Day following receipt of the Stockholder Approval (provided, that, in each such case, all of the conditions set forth in Article 3 shall have been satisfied or waived, other than those conditions, that by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions), or such other date, place or time as CMI and the Sellers’ Representative may mutually agree upon in writing. The date of the Closing is herein called the “Closing Date”. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
     2.2 Deliveries by Sellers. At the Closing, the Sellers shall deliver to CMI:
          (a) from each Seller, a Unit Assignment, duly executed by such Seller, in respect of all of the Units owned by such Seller;
          (b) from each Seller, a certificate, dated the Closing Date, signed by an executive officer or authorized signatory of such Seller (or its managing member or general partner), certifying to the effect that the conditions set forth in Section 3.2(b) and Section 3.2(c) have been satisfied with respect to such Seller;
          (c) from each Seller, the Registration Rights Agreement, duly executed and delivered by such Seller;
          (d) from each Seller, a duly executed certificate, dated the Closing Date, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code; and
          (e) all other documents required by the terms of this Agreement to be delivered to CMI at the Closing, and such other evidence of the performance of all covenants and satisfaction of all conditions required of any of the Sellers by this Agreement, at or prior to the Closing, as CMI or its counsel may reasonably require.
     2.3 Deliveries by CMI. At the Closing, CMI shall deliver to the Sellers (in the case of paragraphs (a) and (e) below) and to the Sellers’ Representative (in all other cases):
          (a) to each Seller, stock certificates representing the applicable Stock Consideration to be issued and delivered to such Seller, as set forth on Annex A;
          (b) evidence, reasonably satisfactory to the Sellers’ Representative, of the Stockholder Approval;
          (c) copies of corporate resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement, the Charter Amendment, the Registration Rights Agreement and the other Transactions Documents to which it is a party and the consummation of the Transactions, certified by the chief executive officer or chief financial officer of CMI;
          (d) a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of CMI, certifying to the effect that the conditions set forth in Section 3.3(a) and Section 3.3(b) have been satisfied;

          (e) to each Seller, the Registration Rights Agreement, duly executed and delivered by CMI; and
          (f) all other documents required by the terms of this Agreement to be delivered to the Sellers’ Representative at the Closing, and such other evidence of performance of all covenants and satisfaction of all of the conditions required of CMI by this Agreement at or before the Closing as the Sellers’ Representative or the Sellers’ counsel may reasonably require.
     2.4 Further Assurances. At any time and from time to time after the Closing, and without further consideration, each Party shall cooperate and take such actions, and execute such other documents, as may be reasonably requested by another Party in order to most effectively transfer the Units to CMI, to issue the Stock Consideration to the Sellers, and to otherwise carry out the provisions and purposes of this Agreement.
ARTICLE 3
CLOSING CONDITIONS
     3.1 Conditions to Each Party’s Obligation to Effect the Exchange. The obligations of CMI, on the one hand, and the Sellers, on the other, to consummate the Exchange and the other Transactions are subject to the satisfaction (or waiver in writing by CMI and the Sellers’ Representative, if permissible under Law) at or prior to the Closing of the following conditions:
          (a) the Stockholder Approval shall have been obtained by CMI;
          (b) no Governmental Authority of competent jurisdiction shall have enacted or issued any Law or Order, or taken any other action, enjoining or otherwise prohibiting consummation of the Transactions;
          (c) any waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or otherwise been terminated;
          (d) the Initial Order shall have been issued and become a Final Order;
          (e) (i) the 3,315,238 shares of Class A Common Stock issuable to the Blackstone Sellers at the Closing, (ii) 6,630,476 shares of Class A Common Stock issuable upon conversion of the shares of Class D Common Stock issuable to the Bain Sellers and the THL Sellers at the Closing, and (iii) an additional 994,572 shares of Class A Common Stock reserved for issuance in connection with the Exchange that may be necessary for the payment of (or upon conversion of shares of Class D Common Stock issued in payment of) any indemnification obligations of CMI hereunder, shall have been approved for listing on Nasdaq, subject to official notice of issuance; and
          (f) the Charter Amendment shall have been duly accepted for filing with the Secretary of State of the State of Delaware and become effective.
     3.2 Conditions Precedent to the Obligations of CMI. The obligations of CMI under this Agreement to consummate the Transactions are subject to the satisfaction at or prior to Closing of each of the following conditions, all or any of which may be waived, in whole or in part, by CMI in writing for purposes of consummating the Transactions, but without prejudice to any other right or remedy that CMI may have hereunder as a result of any misrepresentation by or breach of any agreement, covenant representation or warranty of the Sellers contained herein or any other certificate or instrument furnished by or on behalf of the Sellers hereunder:
          (a) (i) each of the representations and warranties made by the Sellers in Section 4.1 (Organization), Section 4.2 (Capitalization) and Section 4.19 (Brokers or Finders) of this Agreement shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) and (ii) each of the other representations and warranties made by the Sellers in Article 4 of this Agreement shall be true and correct (without giving effect to any materiality, Material Adverse Effect or any similar standard or qualification) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (ii), where the failure of such other representations and warranties to be true and correct, has not had and would not have, individually or in the aggregate, a Material Adverse Effect on CMP and its Subsidiaries;
          (b) (i) each of the representations and warranties made by each Seller in Section 6.1 (Title to Units), Section 6.2 (Authorization; Validity of Agreement) and Section 6.8 (Brokers or Finders) of this Agreement shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) and (ii) each of the other representations and warranties made by each of the Sellers in Article 6 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (ii), where the failure of such other representations and warranties to be true and correct, has not and would not have, individually or in the aggregate, a material adverse effect on the Sellers’ ability to consummate the Transactions as contemplated hereby;
          (c) each covenant, agreement and obligation required by the terms of this Agreement to be complied with and performed by each Seller at or prior to the Closing shall have been duly and properly complied with and performed in all material respects, including the execution and delivery of all of the documents described in Article 2 hereof; and
          (d) since the date of this Agreement, no Material Adverse Effect shall have occurred with respect to CMP and its Subsidiaries.
     3.3 Conditions Precedent to the Obligations of the Sellers. The obligations of the Sellers under this Agreement to consummate the Transactions are subject to the satisfaction at or prior to Closing of each of the following conditions, all or any of which may be waived, in whole or part, by the Sellers’ Representative in writing for purposes of consummating the Transactions, but without prejudice to any other right or remedy which the Sellers may have hereunder as a result of any misrepresentation by or breach of any agreement, covenant, representation or warranty of CMI contained herein or any other certificate or instrument furnished by CMI hereunder:
          (a) (i) each of the representations and warranties made by CMI in Section 5.1 (Organization), Section 5.2 (Capitalization) Section 5.3 (Authorization; Validity of Agreement), Section 5.20 (Brokers or Finders), Section 5.21 (Vote Required) and Section 5.22 (CMI Board of Directors Recommendation) of this Agreement shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) and (ii) each of the other representations and warranties made by CMI in Article 5 of this Agreement shall be true and correct (without giving effect to any materiality, Material Adverse Effect or any similar standard or qualification) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (ii), where the failure of such other representations and warranties to be true and correct, has not had and would not have, individually or in the aggregate, a Material Adverse Effect on CMI and its Subsidiaries;
          (b) each covenant, agreement and obligation required by the terms of this Agreement to be complied with and performed by CMI at or prior to the Closing shall have been duly and properly complied with and performed in all material respects, including the execution and delivery of all the documents described in Article 2 hereof; and
          (c) since the date of this Agreement, no Material Adverse Effect shall have occurred with respect to CMI and its Subsidiaries.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
REGARDING CMP AND ITS SUBSIDIARIES
     Except (i) as set forth in the Seller Disclosure Schedule attached to this Agreement (the “Seller Disclosure Schedule”) or (ii) as otherwise to the Knowledge of CMI or CMP as of the date of this Agreement, the Sellers, severally (in accordance with their respective Seller Proportionate Shares) and not jointly, hereby represent and warrant to CMI:
     4.1 Organization. Each of CMP and its Subsidiaries is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of CMP and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not have a Material Adverse Effect on CMP and its Subsidiaries. None of CMP or any of its Subsidiaries is in violation of any provision of its Organizational Documents.
     4.2 Capitalization. Other than equity interests owned directly or indirectly by CMI, the Sellers collectively own all of the title, rights and interest in and to all equity interests of CMP. Section 4.2(a) of the Seller Disclosure Schedule sets forth all of the Subsidiaries of CMP. Except as set forth on Section 4.2(a) of the Seller Disclosure Schedule, all of CMP’s Subsidiaries are Wholly-Owned Subsidiaries. Section 4.2(a) of the Seller Disclosure Schedule sets forth the outstanding capital stock (or other equity interests) of CMP (and of each of CMP’s Subsidiaries that is not a Wholly-Owned Subsidiary) and the record owners of such outstanding capital stock (or other equity interests). Except as set forth in Section 4.2(b) of the Seller Disclosure Schedule, as of the date hereof, there are no (i) shares of capital stock or other equity interests or voting securities of CMP or any of its Subsidiaries issued or outstanding, (ii) options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating any of CMP or its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or other equity interest or voting security in any of CMP or its Subsidiaries, or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating CMP or its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (iii) contractual obligations of CMP or any of its Subsidiaries to repurchase, redeem or otherwise acquire the capital stock or other equity interest or voting securities of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in its Subsidiaries that is not a Wholly-Owned Subsidiary or any other Person, (iv) issued or outstanding stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive awards on a deferred basis, rights to purchase or receive interests in CMP or other equity interests or voting securities issued or granted by CMP or its Subsidiaries to any current or former director, executive officer, employee or consultant of CMP or its Subsidiaries or (v) other equity interest or voting securities of CMP or its Subsidiaries. All such equity interests and capital stock are validly issued. Neither CMP nor any of its Subsidiaries directly or indirectly owns, or has any right or obligation to subscribe for or otherwise acquire, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than a Subsidiary of CMP). Other than the CMP LLC Agreement, the CMP Equityholders’ Agreement and the CMP Amendment there are no voting trusts or other agreements or understandings to which CMP or any of its Subsidiaries are a party with respect to the voting of the capital stock of CMP or any of its Subsidiaries.
     4.3 Consents and Approvals; No Violations.
          (a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) under the HSR Act and (ii) the FCC, no notices, reports or other filings are required to be made by CMP with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by CMP from, any Governmental Authority, in connection with the execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries.

          (b) None of the execution, delivery or performance of this Agreement by the Sellers, the consummation by the Sellers of the Transactions, or the compliance by the Sellers of the provisions of this Agreement will (with or without notice or lapse of time, or both): (i) violate or conflict with any provision of CMP or its Subsidiaries’ Organizational Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to a right of, or result in, termination, amendment, cancellation or acceleration of any obligation, or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of CMP or any of its Subsidiaries under, any of the terms, conditions or provisions of any CMP Material Contract or material Permit to which CMP or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound or (iii) assuming that all filings, registrations, notifications, authorizations, consents or approvals described in this Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(a) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to CMP or its Subsidiaries, or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), for such violations, conflicts, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries.
     4.4 Financial Statements. CMP has made available to CMI copies of the audited consolidated balance sheets and related statements of income and cash flows of CMP Susquehanna Radio Holdings Corp. and its Subsidiaries, as of, and for the fiscal years ended, December 31, 2009, December 31, 2008 and December 31, 2007, and the unaudited consolidated balance sheets of CMP Susquehanna Radio Holdings Corp. and its Subsidiaries, and the related statements of income as of, and for the nine-month period ended, September 30, 2010 (collectively, the “CMP Financial Statements”). All of the CMP Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except for the absence of footnotes and normal and customary year-end adjustments for the unaudited balance sheet and related statements of income and cash flows), consistently applied and maintained during the periods indicated (except as may be indicated in the notes thereto), and fairly present in all material respects the financial condition of CMP Susquehanna Radio Holdings Corp. and its Subsidiaries as of the respective dates thereof and the results of operations for the periods covered thereby.
     4.5 Absence of Certain Changes. Since September 30, 2010, CMP and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice.
     4.6 Litigation. Except for administrative rule making or other proceedings of general applicability to all members of the radio broadcast industry, and except as set forth in Section 4.6 of the Seller Disclosure Schedule, there is no action, suit, proceeding, arbitration or, to the Knowledge of CMP, investigation pending by or against or, to the Knowledge of CMP, affecting any of CMP or its Subsidiaries, the resolution of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries. There is

no outstanding Order to which any of CMP or its Subsidiaries is subject or otherwise applicable to its business, except for immaterial Orders, nor is any of them in default with respect to any such Order.
     4.7 Compliance with Laws; Permits.
          (a) Each of CMP and its Subsidiaries has complied in all material respects with any Laws or Orders applicable to each of CMP and its Subsidiaries and its and their businesses, properties, rights and assets, including any Laws or Orders as to zoning, building requirements or standards, or environmental, health and/or safety matters. Neither CMP nor any of its Subsidiaries has received any written communication since January 1, 2007 from a Governmental Authority that alleges that such Person is not in compliance in any material respect with any applicable Laws or Orders. CMP and its Subsidiaries have conducted and are conducting its and their respective businesses in compliance with all federal and state antitrust and trade regulation Laws or Orders, including the Antitrust Laws.
          (b) CMP and its Subsidiaries are collectively the holder of all right, title, interest in and to all Permits issued or granted by the FCC for the operation of, or used in connection with or necessary or useful for the operation of, its Stations as currently conducted (collectively, the “CMP Commission Authorizations”). The CMP Commission Authorizations are in full force and effect. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or adversely modify any of the CMP Commission Authorizations (other than proceedings affecting members of the radio industry generally or in respect of immaterial CMP Commission Authorizations), and there is not now issued or outstanding, by or before the FCC, any Order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture against any of CMP or its Subsidiaries, the resolution of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries. CMP and its Subsidiaries are operating its Stations in compliance in all material respects with the CMP Commission Authorizations, the Communications Act, and the rules, regulations and policies of the FCC, including the FCC’s guidelines regarding RF radiation. All FCC regulatory fees due and payable have been paid, and all broadcast towers from which the Stations owned by CMP or its Subsidiaries operate have been duly registered with the FCC (to the extent required). Other than as permitted by the FCC’s rules, no Station is short-spaced to any present or proposed broadcast station, frequency assignment or channel allotment. The Stations are neither causing, nor receiving any interference at a level that would exceed whatever interference is permitted by FCC rules and policies.
          (c) In addition to the CMP Commission Authorizations, CMP and its Subsidiaries collectively own or possess all material Permits required for CMP and its Subsidiaries to conduct its and their business as now conducted. No application, action or proceeding is pending or threatened for the renewal or modification of any such Permits (other than the CMP Commission Authorizations), and no application, action or proceeding is pending or threatened that may result in the denial of the application for renewal, the revocation, modification, non-renewal or suspension of any of such Permits, the issuance of a cease-and-desist Order, or the imposition of any administrative or judicial sanction, and there is no basis for any such denial, revocation, modification, non-renewal or suspension of any such Order or sanction.

     4.8 Tangible Assets.
          (a) As of the date hereof, except as would not have a Material Adverse Effect, CMP and its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the real property and other tangible assets necessary to conduct the business of CMP and its Subsidiaries as currently conducted. As of the Closing Date, except as would not have a Material Adverse Effect on CMP and its Subsidiaries, CMP and its Subsidiaries will have valid title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the real property and other tangible assets necessary for the conduct of the business of CMP and its Subsidiaries as currently conducted.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries, (i) CMP and its Subsidiaries have good, marketable and valid fee simple title to all CMP Owned Real Property and valid leasehold estates in all CMP Leased Real Property, (ii) each such fee simple title and leasehold estate held by CMP or such Subsidiary is held free and clear of all Liens, other than Permitted Liens, and free and clear of any outstanding options or rights of first refusal or offer to purchase or lease and (iii) CMP or one of its Subsidiaries has exclusive possession of each CMP Leased Real Property and CMP Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such CMP Leased Real Property and CMP Owned Real Property entered in the ordinary course of business consistent with past practice.
          (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries, (i) each lease for the CMP Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms and (ii) there is no default under any lease for the CMP Leased Real Property either by CMP or its Subsidiaries or, to the Knowledge of CMP, by any other party thereto, and in no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by CMP or its Subsidiaries thereunder. Neither CMP nor any of its Subsidiaries has received any written notice of termination or cancellation of or of a breach under any such lease.
     4.9 Intangibles. CMP and its Subsidiaries collectively own, license or possess (i) all rights necessary to use the call letters for each of its Stations, together with all copyrights, trademarks, brand names, trade names, certification marks, trade dress and other indications of origin, logos, jingles, service marks and other proprietary rights and intangibles and any goodwill associated therewith, (ii) all registrations in any domestic jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (iii) all inventions, discoveries, ideas, whether patentable or not, (iv) all trade secret rights and equivalent rights in confidential information and nonpublic information and (v) any copyrights in works of authorship (clauses (i) through (v) collectively, “Intellectual Property”) currently used in connection with the operation of its Stations as presently operated. To the Knowledge of CMP, there is no infringement or unlawful, unauthorized or conflicting use of any of the foregoing, or of the use of any call letters, slogan or logo by any broadcast stations in the areas served by the Stations owned by CMP or its Subsidiaries which may be confusingly similar to any of the call letters, slogans and logos currently used by its Stations. None of CMP or its Subsidiaries are infringing upon or violating the Intellectual Property of others in any material respect, nor have any of CMP or its Subsidiaries received written notice or challenge that any of CMP or its Subsidiaries is infringing upon, violating or otherwise acting adversely to any Intellectual Property owned, licensed or used by any other Person.
     4.10 Contracts.
          (a) All Contracts to which any of CMP or its Subsidiaries is a party or is bound (excluding (i) purchase orders for necessary supplies or services for cash made in the ordinary course of business (on customary terms and conditions and consistent with past practice) involving payments or receipts of less than $25,000 in any single case or series of related orders and (ii) Contracts entered into in the ordinary course of business (on customary terms and conditions and consistent with past practice) involving payments or receipts during the entire life of such Contracts of less than $25,000 in the case of any single Contract);
          (b) all guarantees, loan agreements, indentures, mortgages and pledges, all conditional sale or title retention agreements, security agreements, in each case to which any of CMP or its Subsidiaries is a party or by which any of CMP or its Subsidiaries is bound;
          (c) all agency and representative agreements and all agreements providing for the services of an independent contractor involving payments during the entire life of the agreement of more than $25,000 to which any of CMP or its Subsidiaries is a party or by which any of CMP or its Subsidiaries is bound;
          (d) all Contracts that create, govern or control a partnership or joint venture with respect to CMP or any of its Subsidiaries; and
          (e) all Contracts that contain any earn-out, deferred or contingent payment, or other indemnification or material other obligations, which remains outstanding, in each case that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or other similar transaction);
together with any and all amendments thereto, and together with all such Contracts entered into after the date hereof, are referred to herein collectively as the “CMP Material Contracts”. Neither CMP nor any of its Subsidiaries is party to any contract containing any right of any exclusivity in favor of the other parties thereto or any covenant limiting, in any material respect, the ability of CMP or any of its Subsidiaries (or following the consummation of the Transaction, would restrict the ability of any Affiliates of CMP) to engage in any line of business or in any geographic area or to compete with any Person. All of the CMP Material Contracts are valid and binding on CMP and/or the relevant Subsidiary of CMP party thereto and, to the Knowledge of CMP, each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. All of the CMP Material Contracts are in full force and effect (other than those which have been fully performed). There is not under any CMP Material Contract any existing material default by any of CMP or its Subsidiaries, or, to the Knowledge of CMP, any other party thereto, or event which, after notice or lapse of time, or both, would constitute a material default or result in a right to accelerate or loss of rights in any material respect. CMP or one of its Subsidiaries has performed in all material respects all material obligations under each CMP Material Contract to which it is a party and, to the Knowledge of CMP, each other party to a CMP Material Contract has performed in all material respects all material obligations required to be performed by it under such CMP Material Contract. No party to any CMP Material Contract has provided CMP or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any CMP Material Contract and neither CMP nor any of its Subsidiaries, nor, any other party to any CMP Material Contract, has repudiated in writing any material provision thereof. To the Knowledge of CMP, none of CMP or its Subsidiaries is a party to any Contract outside the ordinary course of business which obligates it or may obligate it in the future to provide advertising time on stations on or after the Closing Date as a result of the failure of stations to satisfy specified ratings or any other performance criteria, guarantee or similar representation or warranty.
     4.11 Insurance. All insurance policies maintained by or on behalf of each of CMP and its Subsidiaries on the date hereof are in full force and effect, all premiums due and payable thereon have been paid, and neither CMP nor any of its Subsidiaries is in material default with respect to any of its obligations under any such insurance policies. All such insurance policies shall be maintained in full force and effect through the Closing. No written notice of cancellation or termination has been received by CMP or any of its Subsidiaries with respect to any such insurance policy other than in connection with ordinary renewals. There are no pending claims in excess of $25,000 against any such insurance policies as to which the insurers have denied liability, and there exist no claims in excess of $25,000 that have not been properly or timely submitted by any of CMP or its Subsidiaries to the related insurer.
     4.12 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries: (i) CMP and each of its Subsidiaries comply and, to the Knowledge of CMP, have complied with all applicable Environmental Laws, and possess and comply, and, to the Knowledge of CMP, have complied, with all applicable Environmental Permits required under such Environmental Laws to operate as it currently operates; (ii) neither CMP nor any of its Subsidiaries has stored, handled, used, managed or disposed of Materials of Environmental Concern in a manner that has resulted in or is reasonably likely to result in liability of CMP or any of its Subsidiaries; and, to the Knowledge of CMP, there are no, and there have not been any, Materials of Environmental Concern otherwise at any property currently or formerly owned or operated by CMP or any of its Subsidiaries or at any other location, under circumstances that have resulted in or are reasonably likely to result in liability of CMP or any of its Subsidiaries; and (iii) neither CMP nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local Law, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Authority or otherwise. There are no actions, claims, suits, proceedings or investigations arising under Environmental Laws or regarding Materials of Environmental Concern pending or, to the Knowledge of CMP, threatened in writing against CMP or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMP and its Subsidiaries.
     4.13 Employee Benefits.
          (a) Benefit Plans of CMP are collectively referred to herein as the “CMP Benefit Plans”. None of CMP or its Subsidiaries either contributes or is required to contribute to any multiemployer plan, as defined in Section 414(f) of the Code and Section 4001(a)(3) of ERISA and neither CMP, its Subsidiaries, nor any member of their “Controlled Group”) (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m), or (o) of the Code) has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan. No event has occurred and no condition exists that would subject CMP or its Subsidiaries by reason of their affiliation with any member of their Controlled Group to any material tax, fine, lien, penalty, or other liability imposed by ERISA, the Code, or other applicable laws, rules, and regulations. No CMP Benefit Plan is subject to Title IV of ERISA and none of CMP or its Subsidiaries or any member of their “Controlled Group”) (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m), or (o) of the Code) has at any time maintained or contributed to, any defined benefit plan covered by Title IV of ERISA, or incurred any liability during such period under Title IV of ERISA. The Transactions will not subject CMP or its Subsidiaries to liability under Title IV of ERISA, and none of CMP or its Subsidiaries has any liability under Title IV of ERISA. Each CMP Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification, and each related trust is exempt from taxation under Section 501(a) of the Code.
          (b) Each of the CMP Benefit Plans has been established, operated and administered in all material respects in accordance with its terms and applicable Law. No Governmental Authority having jurisdiction with respect to a CMP Benefit Plan has issued an oral or written communication questioning or challenging the compliance of the CMP Benefit Plan with any applicable Law. No administrative investigation, audit, or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or other Governmental Authorities are pending, threatened, or in progress. There is no material liability under ERISA or otherwise with respect to any CMP Benefit Plan other than for the payment or provision of the benefits due thereunder in accordance with its terms, which has been incurred or, based upon such facts as exist on the date hereof, may reasonably be expected to be incurred.
          (c) No CMP Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the consummation of the Transactions, either alone or in combination with another event, could result in (i) the entitlement of any current or former employee or officer of CMP or its Subsidiaries to severance pay or any increase in severance pay, unemployment compensation or any other payment, (ii) the acceleration of the time of payment or vesting, or increase the amount of compensation due, or result in any other material obligation pursuant to, any CMP Benefit Plan to any employee or officer, (iii) the limitation or restriction of the right of CMP to merge, amend, or terminate any of the CMP Benefit Plans, (iv) a requirement for CMP to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (iv) payments under any CMP Benefit Plan which would fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.
          (d) There are no actions, suits, claims or disputes under the terms of, or in connection with, the CMP Benefit Plans (other than routine undisputed claims for benefits under the CMP Benefit Plans or other immaterial claims or disputes) pending or threatened, and no action, legal or otherwise, has been commenced with respect to any claim (including claims for benefits under CMP Benefit Plans). No facts or circumstances exist which could give rise to any actions, audits, suits or claims (other than in the ordinary course of business).
          (e) Neither CMP nor its Subsidiaries nor any ERISA Affiliate, have maintained, and none now maintains, or has incurred any current or projected liability in respect of, a Benefit Plan providing welfare benefits (as described in Section 3(1) of ERISA) to employees after retirement or other separation of service, except to the extent required under Part 6 of Title I of ERISA and Section 4980B of the Code.
          (f) None of the assets of any CMP Benefit Plan is invested in employer securities.
          (g) There have been no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any CMP Benefit Plan and none of CMP or its Subsidiaries has engaged in any non-exempt prohibited transaction.
          (h) There have been no acts or omissions by CMP or any ERISA Affiliate that have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapter 43 or 47 of the Code for which CMP or its Subsidiaries may be liable.
          (i) Adequate accruals for all obligations under the CMP Benefit Plans are reflected in the CMP Financial Statements and such obligations include or will include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices and applicable Law for the plan years which include the Closing Date. All obligations of CMP and its Subsidiaries under each CMP Benefit Plan (i) that are due prior to the Closing Date have been paid or will be paid prior to that date, and (ii) that have accrued prior to the Closing Date have been or will be paid or properly accrued at that time.
          (j) There has been no act or omission that would impair the ability of CMP or its Subsidiaries (or any successor thereto) to amend or terminate any CMP Benefit Plan in accordance with its terms and applicable Law.
          (k) No CMP Benefit Plan is or at any time was funded through a “welfare benefit fund,” as defined in Section 419(e) of the Code, and no benefits under any CMP Benefit Plan are or at any time have been provided through a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or a “supplemental unemployment benefit plan” (within the meaning of Section 501(c)(17) of the Code).
          (l) Each CMP Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance (i) since January 1, 2005 has been operated in good faith compliance, and is in documentary compliance, with Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance, and (ii) in existence prior to January 1, 2005 has not been “materially modified” within the meaning of Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance, including IRS Notice 2005-1. All stock options and stock appreciation rights granted by CMP have been granted with a per share exercise price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance.
     4.14 Labor Matters.
          (a) CMP and each of its Subsidiaries are in compliance with all applicable Laws and collective bargaining agreements with respect to employment, employment practices (including those related to sex discrimination, equal pay, race relations, disability discrimination, minimum wages, maximum working time, data protection and transfers of undertakings), discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, except for any noncompliance that would not have a Material Adverse Effect on CMP and its Subsidiaries. To the Knowledge of CMP, no director or executive officer of CMP or any of its Subsidiaries is in violation, in any material respect, of any term of any employment agreement, non-disclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer. To the Knowledge of CMP, CMP and each of its Subsidiaries has paid in full to all directors, executive officers, independent contractors and consultants all wages, salaries, commissions, bonuses and benefits due and payable to such directors, executive officers, independent contractors and consultants, and has made all required deductions for social security contributions and income tax.
          (b) Neither CMP nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by CMP or any of its Subsidiaries with respect to any Person employed by CMP or its Subsidiaries, and neither CMP nor any of its Subsidiaries currently has any duty to bargain with any labor union. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by CMP or any of its Subsidiaries. To the Knowledge of CMP, there are no activities or proceedings of any labor union to organize employees of CMP or any of its Subsidiaries. There is no material labor dispute, strike or work stoppage against CMP or any of its Subsidiaries, current, pending or, to the Knowledge of CMP, threatened. There is no charge or complaint against CMP or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of CMP, threatened.
          (c) No investigation of CMP or any of its Subsidiaries by any Governmental Authority responsible for the enforcement of labor or employment Laws is pending in respect of any employment matters, and neither CMP nor any of its Subsidiaries has been informed by any such Governmental Authority that it intends to conduct such an investigation.

     4.15 Absence of Undisclosed Liabilities. None of CMP or its Subsidiaries have any material debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) relating to or arising out of any act, transaction, circumstance or state of facts which has heretofore occurred or existed, due or payable, other than liabilities: (i) reflected or reserved against on the balance sheet as of September 30, 2010 included in the CMP Financial Statements; (ii) which have arisen after September 30, 2010 in the ordinary course of business consistent with past practice; (iii) for performance under executory Contracts after the date hereof; or (iv) incurred in connection with the Transactions.
     4.16 Taxes.
          (a) CMP has been taxed as a pass-through entity for federal, state and local income tax purposes at all times effective as of its formation.
          (b) Except as would not have a Material Adverse Effect on CMP and its Subsidiaries: (i) each of CMP and its Subsidiaries has filed or caused to be filed or shall file or cause to be filed on or prior to the Closing Date, all Tax Returns which are required to be filed by or with respect to each of CMP and its Subsidiaries respectively on or prior to the Closing Date (including applicable extensions); (ii) such Tax Returns are, or, will be when filed, timely, complete and accurate; (iii) all Taxes of CMP and its Subsidiaries that have become due and are required to be paid by them through the date hereof have been paid in full, and all deposits required by Law to be made by CMP and its Subsidiaries through the date hereof with respect to employees and other withholding Taxes have been duly made; (iv) no Audits in respect of CMP or any of its Subsidiaries are presently pending; (v) there are no Liens for Taxes upon any property or assets of CMP or any of its Subsidiaries except for Permitted Liens; (vi) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority against CMP or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn and none of CMP or its Subsidiaries has granted any waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; and (viii) neither CMP nor any of its Subsidiaries has any liability for the Taxes of any Person (other than CMP or any of its Subsidiaries) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision under state, local or foreign Law) or (B) any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract (other than between or among CMP and any of its Subsidiaries immediately prior to the Exchange).
     4.17 Barter. All Barter Agreements of CMP and its Subsidiaries have been accounted for in the CMP Financial Statements consistent with GAAP in all material respects, including EITF 99-17, Accounting for Advertising Barter Transactions and the barter provisions of FASB Statement 63, Financial Reporting by Broadcasters.
     4.18 Related Party Relationships. To the Knowledge of CMP, no controlled Affiliate of CMP or any officer or director of any of CMP or its Subsidiaries possesses, directly or indirectly, any beneficial interests in, or serves as a director, officer, member or employee of any corporation, partnership, firm, association or business organization that is a client, advertiser, lessor, lessee, or other contracting party with any of CMP or its Subsidiaries.
     4.19 Brokers or Finders. Except for Citadel Securities, the fees and expenses of which shall be paid solely by CMI, no investment banker, broker, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of CMP or any of its Subsidiaries.
     4.20 StickCo. Notwithstanding anything in this Agreement to the contrary, no representations or warranties are made hereby with respect to StickCo or its Subsidiaries, their businesses, assets or operations.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF CMI
     Except (i) as set forth in the CMI Disclosure Schedule attached to this Agreement (the “CMI Disclosure Schedule”) or (ii) disclosed in CMI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and each SEC Report filed subsequent to such Form 10-K but prior to the date of this Agreement, but excluding, in each case, any (x) SEC Report furnished and not filed under the rules and regulations of the SEC and (y) disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, CMI hereby represents and warrants to Sellers, as follows:
     5.1 Organization. Each of CMI and its Subsidiaries is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of CMI and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not have a Material Adverse Effect on CMI and its Subsidiaries. None of CMI or any of its Subsidiaries is in violation of any provision of its Organizational Documents.
     5.2 Capitalization.
          (a) As of the date hereof, the authorized capital stock of CMI consists of 270,262,000 shares, divided into four classes, consisting of (i) 200,000,000 shares of Class A Common Stock, (ii) 20,000,000 shares designated as Class B Common Stock, (iii) 30,000,000 shares designated as Class C Common Stock, $0.01 par value per share (“Class C Common Stock” and, together with the Class A Common Stock and Class B Common Stock, “CMI Common Stock”), and (iv) 20,262,000 shares of preferred stock, $0.01 par value per share, of which (A) 250,000 shares have been designated as 13 3/4% Series A Cumulative Exchangeable Redeemable Preferred Stock due 2009 (“Series A Preferred Stock”) and (B) 12,000 shares of which have been designated as 12% Series B Cumulative Preferred Stock (“Series B Preferred Stock”). No shares of Series A Preferred Stock or Series B Preferred Stock are issued or outstanding, nor are there any outstanding warrants, options or other rights to acquire same, or securities convertible into or exchangeable for the same. Upon the filing of the Charter Amendment with the Secretary of State of the State of Delaware as contemplated herein, an aggregate 300,000,000 shares of capital stock will be authorized, including 30,000,000 shares of Class D Common Stock. As of the close of business on January 24, 2011, (i) 35,542,998 shares of Class A Common Stock were issued and outstanding, (including 1,537,221 shares of Class A Common Stock that were outstanding as of such time but were subject to vesting or other forfeiture restrictions or a right of repurchase by CMI as of such time), (ii) 5,809,191 shares of Class B Common Stock were issued and outstanding, (iii) 644,871 shares of Class C Common Stock were issued and outstanding, (iv) 24,066,138 shares of Class A Common Stock were held by CMI in its treasury, (v) 0 shares of Class B Common Stock were held by CMI in its treasury, (vi) 0 shares of Class C Common Stock were held by CMI in its treasury, (vii) an aggregate of 2,379,956 shares of Class A Common Stock were available for issuance under CMI equity plans (“CMI Equity Awards”), of which 856,236 shares of Class A Common Stock are issuable upon the exercise of outstanding awards thereunder and 1,222,735 shares of Class A Common Stock are issuable upon exercise of outstanding warrants (“CMI Warrants”). There are no other classes of capital stock of CMI authorized or outstanding. From the close of business on January 24, 2011 through the date of this Agreement, there have been no issuances of shares of capital stock or equity securities of CMI or any other securities of CMI (other than pursuant to exercise of CMI Warrants or routine exercise of options issued under CMI Benefit Plans as disclosed herein).
          (b) All of the outstanding shares of CMI Common Stock are, and all shares of CMI Common Stock which may be issued pursuant to the exercise of outstanding CMI Equity Awards or CMI Warrants will be, when issued in accordance with the respective terms of the CMI Equity Awards and CMI Warrants, duly authorized, validly issued, fully paid and non-assessable. Each Subsidiary of CMI is a Wholly-Owned Subsidiary. Except as set forth in Section 5.2(a) or in Section 5.2(b) of the CMI Disclosure Schedule, as of the date hereof, there are no (i) shares of capital stock or other equity interests or voting securities of CMI or any of its Subsidiaries issued or outstanding, (ii) options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating any of CMI or its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or other equity interest or voting security in any of CMI or its Subsidiaries, or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating CMI or its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (iii) contractual obligations of CMI or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of CMI Common Stock, or the capital stock or other equity interest or voting securities of CMI or any of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in its Subsidiaries or any other Person, (iv) issued or outstanding stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive awards or shares of CMI Common Stock on a deferred basis, rights to purchase or receive shares of CMI Common Stock or other equity interests or voting securities issued or granted by CMI or its Subsidiaries to any current or former director, executive officer, employee or consultant of CMI or any of its Subsidiaries or (v) other equity interest or voting securities of CMI or its Subsidiaries. All such equity interests and capital stock are validly issued. No Subsidiary of CMI owns any shares of CMI Common Stock. Neither CMI nor any of its Subsidiaries directly or indirectly owns, or has any right or obligation to subscribe for or otherwise acquire, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than CMP or a Subsidiary of CMI). Except as set forth in Section 5.2 of the CMI Disclosure Schedule, there are no voting trusts or other agreements or understandings to which CMI or any of its Subsidiaries are a party with respect to the voting of the capital stock of CMI or any of its Subsidiaries.
          (c) Exhibit 21.1 to CMI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 includes all of the Significant Subsidiaries of CMI in existence as of the date hereof. All of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary of CMI have been duly authorized and validly issued and are fully paid and nonassessable and are owned of record and beneficially, directly or indirectly, by CMI, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities Laws.
          (d) When issued in the Exchange following filing of the Charter Amendment, the shares of Class A Common Stock and Class D Common Stock to be acquired by the Sellers hereunder will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any preemptive rights and all Liens (other than Liens imposed by federal and/or state securities Laws).
     5.3 Authorization; Validity of Agreement. CMI has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by CMI of this Agreement and each Transaction Document to which it is a party, and the consummation by CMI of the transactions hereunder and thereunder, and the consummation of the Transactions, has been duly and validly authorized by CMI’s board of directors, and no other corporate action on the part of CMI is necessary to authorize the execution and delivery by CMI of this Agreement and any Transaction Document to which it is a party and, except for the Class B Approval (which has been obtained contemporaneously with execution of this Agreement) and the Stockholder Approval, the consummation by it of the Transactions. This Agreement has been, and each Transaction Document to which it is a party when executed by CMI will be, duly executed and delivered by CMI, and assuming the due authorization, execution and delivery of this Agreement by the Sellers and each Transaction Document to which they are a party, this Agreement is, and each Transaction Document will be, a valid and binding obligation of CMI enforceable against CMI in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws of general applicability, now or hereafter in effect, affecting creditors’ rights and to general equity principles.
     5.4 Consents and Approvals; No Violations.
          (a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) under the HSR Act, (ii) Securities Exchange Rules, (iii) the Exchange Act and (iv) the FCC, no notices, reports or other filings are required to be made by CMI with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by CMI from, any Governmental Authority, in connection with the execution and delivery of this Agreement by CMI and the consummation by CMI of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries.
          (b) None of the execution, delivery or performance of this Agreement by CMI, the consummation by CMI of the Transactions, or the compliance by CMI of the provisions of this Agreement will (with or without notice or lapse of time or both) (i) violate or conflict with any provision of CMI’s or its Subsidiaries’ Organizational Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to a right of, or result in, termination, amendment, cancellation or acceleration of any obligation, or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of CMI or any of its Subsidiaries under, any of the terms, conditions or provisions of any CMI Material Contract or material Permit to which CMI or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound or (iii) assuming that all filings, registrations, notifications, authorizations, consents or approvals described in this Section 5.4(b) have been obtained and all filings and notifications described in Section 5.4(a) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to CMI or its Subsidiaries, or any of their respective properties or assets; except, in the case of clauses (ii) and (iii), for such violations, conflicts, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries.
     5.5 SEC Reports; Disclosure Controls and Procedures.
          (a) CMI has filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be (together with all certifications required pursuant to the Sarbanes-Oxley Act), with or to the SEC since December 31, 2007 (such documents and any other documents filed by CMI with the SEC, including exhibits and other information incorporated therein as they have been amended prior to the date hereof, the “SEC Reports”). All of the SEC Reports required to be filed or furnished by CMI since December 31, 2009 have been timely filed or furnished by it. As of their respective filing dates (or, if amended prior to the date hereof, as of the date of the last amendment and filing), each of the SEC Reports (i) complied when filed or furnished (or, if applicable, when amended and filed) in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder applicable to such SEC Report and (ii) did not contain when filed, or as so amended, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) Each of the financial statements included in the SEC Reports, in each case, including any related notes thereto (the “CMI Financial Statements”), comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) and have been prepared in accordance with GAAP, consistently applied and maintained during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC), and fairly present, in all material respects, the financial condition of CMI and its Subsidiaries as of the respective dates thereof, and the results of their operations, stockholders’ equity and cash flows for the respective periods covered thereby.
          (c) Neither CMI nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among CMI or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, CMI or its Subsidiaries in CMI’s or such Subsidiaries’ published financial statements or other SEC Reports.
     5.6 Absence of Certain Changes. Since September 30, 2010, CMI and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice.
     5.7 Litigation. Except for administrative rule making or other proceedings of general applicability to all members of the radio broadcast industry, there is no action, suit, proceeding, arbitration or, to the Knowledge of CMI, investigation pending by or against or, to the Knowledge of CMI, affecting any of CMI or its Subsidiaries, the resolution of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries. There is no outstanding Order to which any of CMI or its Subsidiaries is subject or otherwise applicable to its business, except for immaterial Orders, nor is any of them in default with respect to any such Order.
     5.8 Compliance with Laws; Permits.
          (a) Each of CMI and its Subsidiaries has complied in all material respects with and has not violated in any material respect any Laws or Orders applicable to each of CMI and its Subsidiaries and its and their businesses, properties, rights and assets, including any Laws or Orders as to zoning, building requirements or standards, or environmental, health and/or safety matters. Neither CMI nor any of its Subsidiaries has received any written communication since January 1, 2007 from a Governmental Authority that alleges that such Person is not in compliance in any material respect with, any applicable Laws or Orders. CMI and its Subsidiaries have conducted and are conducting its and their respective businesses in compliance with all federal and state antitrust and trade regulation Laws or Orders, including the Antitrust Laws.
          (b) CMI and its Subsidiaries are collectively the holder of all right, title, interest in and to all Permits issued or granted by the FCC for the operation of, or used in connection with or necessary or useful for the operation of, its Stations as currently conducted (collectively, the “CMI Commission Authorizations”). The CMI Commission Authorizations are in full force and effect. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or adversely modify any of the CMI Commission Authorizations (other than proceedings affecting members of the radio industry generally or in respect of immaterial CMI Commission Authorizations), and there is not now issued or outstanding, by or before the FCC, any Order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture against any of CMI or its Subsidiaries, the resolution of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries. CMI and its Subsidiaries are operating its Stations in compliance in all material respects with the CMI Commission Authorizations, the Communications Act, and the rules, regulations and policies of the FCC, including the FCC’s guidelines regarding RF radiation. All FCC regulatory fees due and payable have been paid, and all broadcast towers from which the Stations owned CMI or its Subsidiaries operate have been duly registered with the FCC (to the extent required). Other than as permitted by the FCC’s rules, no Station is short-spaced to any present or proposed broadcast station, frequency assignment or channel allotment. The Stations are neither causing, nor receiving any interference at a level that would exceed whatever interference is permitted by FCC rules and policies.
          (c) In addition to the CMI Commission Authorizations, CMI and its Subsidiaries collectively own or possess all material Permits required for CMI and its Subsidiaries to conduct its and their business as now conducted. No application, action or proceeding is pending or threatened for the renewal or modification of any such Permits (other than the CMI Commission Authorizations), and no application, action or proceeding is pending or threatened that may result in the denial of the application for renewal, the revocation, modification, non-renewal or suspension of any of such Permits, the issuance of a cease-and-desist Order, or the imposition of any administrative or judicial sanction, and there is no basis for any such denial, revocation, modification, non-renewal or suspension of any such Order or sanction.
          (d) Assuming the accuracy of the Sellers’ representations and warranties contained in Section 6.7 hereof, the issuance pursuant to the Exchange of CMI Common Stock or pursuant to indemnification hereunder to be acquired by the Sellers hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act.
     5.9 Tangible Assets.
          (a) As of the date hereof, except as would not have a Material Adverse Effect, CMI and its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the real property and other tangible assets necessary to conduct the business of CMI and its Subsidiaries as currently conducted. As of the Closing Date, except as would not have a Material Adverse Effect on CMI and its Subsidiaries, CMI and its Subsidiaries will have valid title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the real property and other tangible assets necessary for the conduct of the business of CMI and its Subsidiaries as currently conducted.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries, (i) CMI and its Subsidiaries have good, marketable and valid fee simple title to all CMI Owned Real Property and valid leasehold estates in all CMI Leased Real Property, (ii) each such fee simple title and leasehold estate held by CMI or such Subsidiary is held free and clear of all Liens, other than Permitted Liens, and free and clear of any outstanding options or rights of first refusal or offer to purchase or lease and (iii) CMI or one of its Subsidiaries has exclusive possession of each CMI Leased Real Property and CMI Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such CMI Leased Real Property and CMI Owned Real Property entered in the ordinary course of business consistent with past practice.
          (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries, (i) each lease for the CMI Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms and (ii) there is no default under any lease for the CMI Leased Real Property either by CMI or its Subsidiaries or, to the Knowledge of CMI, by any other party thereto, and in no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by CMI or its Subsidiaries thereunder. Neither CMI nor any of its Subsidiaries has received any written notice of termination or cancellation of, or of a breach under, any such lease.
     5.10 Intangibles. CMI and its Subsidiaries collectively own, license or possess all Intellectual Property currently used in connection with the operation of its Stations as presently operated. To the Knowledge of CMI, there is no infringement or unlawful, unauthorized or conflicting use of any of the foregoing, or of the use of any call letters, slogan or logo by any broadcast stations in the areas served by the Stations owned by CMI or its Subsidiaries which may be confusingly similar to any of the call letters, slogans and logos currently used by its Stations. None of CMI or its Subsidiaries are infringing upon or violating the Intellectual Property of others in any material respect, nor have any of CMI or its Subsidiaries received written notice or challenge that any of CMI or its Subsidiaries is infringing upon, violating or otherwise acting adversely to any Intellectual Property owned, licensed or used by any other Person.
     5.11 Contracts.
          (a) All Contracts to which any of CMI or its Subsidiaries is a party or is bound (excluding (i) purchase orders for necessary supplies or services for cash made in the ordinary course of business (on customary terms and conditions and consistent with past practice) involving payments or receipts of less than $25,000 in any single case or series of related orders and (ii) Contracts entered into in the ordinary course of business (on customary terms and conditions and consistent with past practice) involving payments or receipts during the entire life of such Contracts of less than $25,000 in the case of any single Contract);
          (b) all guarantees, loan agreements, indentures, mortgages and pledges, all conditional sale or title retention agreements, security agreements, in each case to which any of CMI or its Subsidiaries is a party or by which any of CMI or its Subsidiaries is bound;

          (c) all agency and representative agreements and all agreements providing for the services of an independent contractor involving payments during the entire life of the agreement of more than $25,000 to which any of CMI or its Subsidiaries is a party or by which any of CMI or its Subsidiaries is bound;
          (d) all Contracts that create, govern or control a partnership or joint venture with respect to CMI or any of its Subsidiaries;
          (e) all Contracts that contain any earn-out, deferred or contingent payment, or other indemnification or material other obligations, which remains outstanding, in each case that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or other similar transaction); and
          (f) all Contracts required to be filed as an exhibit to CMI’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
together with any and all amendments thereto, and together with all such Contracts entered into after the date hereof, are referred to herein collectively as the “CMI Material Contracts”. Neither CMI nor any of its Subsidiaries is party to any contract containing any right of any exclusivity in favor of the other parties thereto or any covenant limiting, in any material respect, the ability of CMI or any of its Subsidiaries (or following the consummation of the Transaction, would restrict the ability of any Affiliates of CMI) to engage in any line of business or in any geographic area or to compete with any Person. All of the CMI Material Contracts are valid and binding on CMI and/or the relevant Subsidiary of CMI party thereto and, to the Knowledge of CMI, each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. All of the CMI Material Contracts are in full force and effect (other than those which have been fully performed). There is not under any CMI Material Contract any existing material default by any of CMI or its Subsidiaries, or to the Knowledge of CMI, any other party thereto, or event which, after notice or lapse of time, or both, would constitute a material default or result in a right to accelerate or loss of rights in any material respect. CMI or one of its Subsidiaries has performed in all material respects all material obligations under each CMI Material Contract to which it is a party and, to the Knowledge of CMI, each other party to a CMI Material Contract has performed in all material respects all material obligations required to be performed by it under such CMI Material Contract. No party to any CMI Material Contract has provided CMI or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any CMI Material Contract and neither CMI nor any of its Subsidiaries, nor, any other party to any CMI Material Contract, has repudiated in writing any material provision thereof. To the Knowledge of CMI, none of CMI or its Subsidiaries is a party to any Contract outside the ordinary course of business which obligates it or may obligate it in the future to provide advertising time on stations on or after the Closing Date as a result of the failure of stations to satisfy specified ratings or any other performance criteria, guarantee or similar representation or warranty.
     5.12 Insurance. All insurance policies maintained by or on behalf of each of CMI and its Subsidiaries on the date hereof are in full force and effect, all premiums due and payable thereon have been paid, and neither CMI nor any of its Subsidiaries is in material default with respect to any of its obligations under any such insurance policies. All such insurance policies shall be maintained in full force and effect through the Closing. No written notice of cancellation or termination has been received by CMI or any of its Subsidiaries with respect to any such insurance policy other than in connection with ordinary renewals. There are no pending claims in excess of $25,000 against any such insurance policies as to which the insurers have denied liability, and there exist no claims in excess of $25,000 that have not been properly or timely submitted by any of CMI or its Subsidiaries to the related insurer.
     5.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries: (i) CMI and each of its Subsidiaries comply and, to the Knowledge of CMI, have complied with all applicable Environmental Laws, and possess and comply, and, to the Knowledge of CMI, have complied, with all applicable Environmental Permits required under such Environmental Laws to operate as it currently operates; (ii) neither CMI nor any of its Subsidiaries has stored, handled, used, managed or disposed of Materials of Environmental Concern in a manner that has resulted in or is reasonably likely to result in liability of CMI or any of its Subsidiaries; and, to the Knowledge of CMI, there are no, and there have not been any, Materials of Environmental Concern otherwise at any property currently or formerly owned or operated by CMI or any of its Subsidiaries or at any other location under circumstances that have resulted in or are reasonably likely to result in liability of CMI or any of its Subsidiaries; and (iii) neither CMI nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local Law, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Authority or otherwise. There are no actions, claims, suits, proceedings or investigations arising under Environmental Laws or regarding Materials of Environmental Concern pending or, to the Knowledge of CMI, threatened in writing against CMI or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMI and its Subsidiaries.
     5.14 Employee Benefits.
          (a) Benefit Plans of CMI are collectively referred to herein as the “CMI Benefit Plans”. None of CMI or its Subsidiaries either contributes or is required to contribute to any multiemployer plan, as defined in Section 414(f) of the Code and Section 4001(a)(3) of ERISA and neither CMI, its Subsidiaries, nor any member of their “Controlled Group”) (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m), or (o) of the Code) has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan. No event has occurred and no condition exists that would subject CMI or its Subsidiaries by reason of their affiliation with any member of their Controlled Group to any material tax, fine, lien, penalty, or other liability imposed by ERISA, the Code, or other applicable laws, rules, and regulations. No CMI Benefit Plan is subject to Title IV of ERISA and none of CMI or its Subsidiaries or any member of their “Controlled Group”) (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m), or (o) of the Code) has at any time maintained or contributed to, any defined benefit plan covered by Title IV of ERISA, or incurred any liability during such period under Title IV of ERISA. The Transactions will not subject CMI or its Subsidiaries to liability under Title IV of ERISA, and none of CMI or its Subsidiaries has any liability under Title IV of ERISA. Each CMI Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification, and each related trust is exempt from taxation under Section 501(a) of the Code.
          (b) Each of the CMI Benefit Plans has been established, operated and administered in all material respects in accordance with its terms and applicable Law. No Governmental Authority having jurisdiction with respect to a CMI Benefit Plan has issued an oral or written communication questioning or challenging the compliance of the CMI Benefit Plan with any applicable Law. No administrative investigation, audit, or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or other Governmental Authorities are pending, threatened, or in progress. There is no material liability under ERISA or otherwise with respect to any CMI Benefit Plan other than for the payment or provision of the benefits due thereunder in accordance with its terms, which has been incurred or, based upon such facts as exist on the date hereof, may reasonably be expected to be incurred.
          (c) No CMI Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the consummation of the Transactions, either alone or in combination with another event, could result in (i) the entitlement of any current or former employee or officer of CMI or its Subsidiaries to severance pay or any increase in severance pay, unemployment compensation or any other payment, (ii) the acceleration of the time of payment or vesting, or increase the amount of compensation due, or result in any other material obligation pursuant to, any CMI Benefit Plan to any employee or officer, (iii) the limitation or restriction of the right of CMI to merge, amend, or terminate any of the CMI Benefit Plans, (iv) a requirement for CMI to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (iv) payments under any CMI Benefit Plan which would fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.
          (d) There are no actions, suits, claims or disputes under the terms of, or in connection with, the CMI Benefit Plans (other than routine undisputed claims for benefits under the CMI Benefit Plans or other immaterial claims or disputes) pending or threatened, and no action, legal or otherwise, has been commenced with respect to any claim (including claims for benefits under CMI Benefit Plans). No facts or circumstances exist which could give rise to any actions, audits, suits or claims (other than in the ordinary course of business).
          (e) Neither CMI nor its Subsidiaries nor any ERISA Affiliate, have maintained, and none now maintains, or has incurred any current or projected liability in respect of, a Benefit Plan providing welfare benefits (as described in Section 3(1) of ERISA) to employees after retirement or other separation of service, except to the extent required under Part 6 of Title I of ERISA and Section 4980B of the Code.

          (f) None of the assets of any CMI Benefit Plan is invested in employer securities.
          (g) There have been no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any CMI Benefit Plan and none of CMI or its Subsidiaries has engaged in any non-exempt prohibited transaction.
          (h) There have been no acts or omissions by CMI or any ERISA Affiliate that have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapter 43 or 47 of the Code for which CMI or its Subsidiaries may be liable.
          (i) Adequate accruals for all obligations under the CMI Benefit Plans are reflected in the CMI Financial Statements and such obligations include or will include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices and applicable Law for the plan years which include the Closing Date. All obligations of CMI and its Subsidiaries under each CMI Benefit Plan (i) that are due prior to the Closing Date have been paid or will be paid prior to that date, and (ii) that have accrued prior to the Closing Date have been or will be paid or properly accrued at that time.
          (j) There has been no act or omission that would impair the ability of CMI or its Subsidiaries (or any successor thereto) to amend or terminate any CMI Benefit Plan in accordance with its terms and applicable Law.
          (k) No CMI Benefit Plan is or at any time was funded through a “welfare benefit fund,” as defined in Section 419(e) of the Code, and no benefits under any CMI Benefit Plan are or at any time have been provided through a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or a “supplemental unemployment benefit plan” (within the meaning of Section 501(c)(17) of the Code).
          (l) Each CMI Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance (i) since January 1, 2005, has been operated in good faith compliance with, and is in documentary compliance with, Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance, and (ii) in existence prior to January 1, 2005 has not been “materially modified” within the meaning of Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance, including IRS Notice 2005-1. All stock options and stock appreciation rights granted by CMI have been granted with a per share exercise price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance.
     5.15 Labor Matters.
          (a) CMI and each of its Subsidiaries are in compliance with all applicable Laws and collective bargaining agreements with respect to employment, employment practices (including those related to sex discrimination, equal pay, race relations, disability discrimination, minimum wages, maximum working time, data protection and transfers of undertakings), discrimination in employment, terms and conditions of employment, worker classification

(including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, except for any noncompliance that would not have a Material Adverse Effect on CMI and its Subsidiaries. To the Knowledge of CMI, no director or executive officer of CMI or any of its Subsidiaries is in violation, in any material respect, of any term of any employment agreement, non-disclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer. To the Knowledge of CMI, CMI and each of its Subsidiaries has paid in full to all employees, former employees, directors, executive officers, independent contractors and consultants all wages, salaries, commissions, bonuses and benefits due and payable to such employees, former employees, directors, executive officers, independent contractors and consultants, and has made all required deductions for social security contributions and income tax.
          (b) Neither CMI nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by CMI or any of its Subsidiaries with respect to any Person employed by CMI or its Subsidiaries, and neither CMI nor any of its Subsidiaries currently has any duty to bargain with any labor union. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by CMI or any of its Subsidiaries. To the Knowledge of CMI, there are no activities or proceedings of any labor union to organize employees of CMI or any of its Subsidiaries. There is no material labor dispute, strike or work stoppage against CMI or any of its Subsidiaries, current, pending or, to the Knowledge of CMI, threatened. There is no charge or complaint against CMI or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of CMI, threatened.
          (c) No investigation of CMI or any of its Subsidiaries by any Governmental Authority responsible for the enforcement of labor or employment Laws is pending in respect of any employment matters, and neither CMI nor any of its Subsidiaries has been informed by any such Governmental Authority that it intends to conduct such an investigation.
     5.16 Absence of Undisclosed Liabilities. None of CMI or its Subsidiaries have any material debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) relating to or arising out of any act, transaction, circumstance or state of facts which has heretofore occurred or existed, due or payable, other than liabilities: (i) reflected or reserved against on the balance sheet as of September 30, 2010 included in the CMI Financial Statements; (ii) which have arisen after September 30, 2010 in the ordinary course of business consistent with past practice; (iii) for performance under executory Contracts after the date hereof; or (iv) incurred in connection with the Transactions.
     5.17 Taxes. Except as would not have a Material Adverse Effect on CMI and its Subsidiaries: (i) each of CMI and its Subsidiaries has filed or caused to be filed or shall file or cause to be filed on or prior to the Closing Date, all Tax Returns which are required to be filed by or with respect to each of CMI and its Subsidiaries, or any consolidated, combined, unitary or aggregate group for Tax purposes of which CMI or any Subsidiary is or has been a member, on or prior to the Closing Date (including applicable extensions); (ii) such Tax Returns are, or, will be when filed, timely, complete and accurate; (iii) all Taxes of CMI and its Subsidiaries that have become due and are required to be paid by them through the date hereof have been paid in full, and all deposits required by Law to be made by CMI and its Subsidiaries through the date hereof with respect to employees and other withholding Taxes have been duly made; (iv) no Audits in respect of CMI or any of its Subsidiaries are presently pending; (v) there are no Liens for Taxes upon any property or assets of CMI or any of its Subsidiaries except for Liens for Taxes not yet due and payable; (vi) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority against CMI or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn and none of CMI or its Subsidiaries has granted any waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; and (vii) neither CMI nor any of its Subsidiaries has any liability for the Taxes of any Person (other than CMI or any of its Subsidiaries) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision under state, local or foreign Law) or (B) any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract (other than between or among CMI and any of its Subsidiaries immediately prior to the Exchange).
     5.18 Barter. All Barter Agreements of CMI and its Subsidiaries have been accounted for in the CMI Financial Statements consistent with GAAP in all material respects, including EITF 99-17, Accounting for Advertising Barter Transactions and the barter provisions of FASB Statement 63, Financial Reporting by Broadcasters.
     5.19 Related Party Relationships. To the Knowledge of CMI, no controlled Affiliate of CMI or any officer or director of any of CMI or its Subsidiaries possesses, directly or indirectly, any beneficial interests in, or serves as a director, officer, member or employee of any corporation, partnership, firm, association or business organization that is a client, advertiser, lessor, lessee, or other contracting party with any of CMI or its Subsidiaries.
     5.20 Brokers or Finders. Other than Moelis & Company, the fees and expenses of which shall be borne solely by CMI, no investment banker, broker, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of CMI or any of its Subsidiaries.
     5.21 Vote Required. Except for any such consent as may be required to be obtained by the holders of the outstanding shares of Class B Common Stock, which consent has been obtained contemporaneously with the execution of this Agreement, the affirmative vote of the holders of a majority of the outstanding shares of CMI Common Stock, voting together as a single class, in favor of the Charter Amendment, and the approval required by Nasdaq Listing Rule 5635 for issuance of the shares of CMI Common Stock to be issued pursuant to the Exchange (collectively, the “Stockholder Approval”), is the only vote or consent of the holders of any shares of CMI’s capital stock necessary for CMI to consummate the Transactions.
     5.22 CMI Board of Directors Recommendation. At a meeting duly called and held, the Board of Directors has unanimously (except for an approval with respect to the transactions contemplated by the Radio Holdings Warrant Agreement Amendment, which has been obtained from each director other than the interested director (who has recused himself with respect to such approval) in respect thereto) adopted resolutions in which it (i) approved and declared advisable and in the best interests of CMI and its stockholders this Agreement, the Charter

Amendment, the Registration Rights Agreement and the Transactions, (ii) resolved to recommend that CMI’s stockholders approve the issuance of shares of CMI Common Stock pursuant to the Exchange and the adoption of the Charter Amendment, and (iii) directed that the issuance of shares of CMI Common Stock pursuant to the Exchange and the adoption of the Charter Amendment be submitted to a vote at a meeting of CMI’s stockholders called for such purpose.
     5.23 Proxy Statement; Information Supplied.
          (a) The Proxy Statement, will (i) when filed, distributed or disseminated, as applicable and (ii) at the time of the Stockholders’ Meeting, in each such case, comply as to form in all material respects with the applicable requirements of the Exchange Act and all applicable Law.
          (b) None of the information supplied or to be supplied by CMI or any of its respective Subsidiaries or representatives, or, to the Knowledge of CMI, by CMP, specifically for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the stockholders of CMI or at the time of the Stockholders’ Meeting, contain any statement which, at such times and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or which omits to state a material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement which has become false or misleading, except that no representation or warranty is made by CMI with respect to statements made or incorporated by reference therein based on information supplied by the Sellers or any of their respective representatives.
     5.24 Breaches of CMP Representations and Warranties; Preparation of the Seller Disclosure Schedule.
          (a) To the Knowledge of CMI as of the date of this Agreement, there are no breaches or inaccuracies of any of the representations and warranties made by the Sellers regarding CMP or its Subsidiaries contained in Article 4. CMI shall be deemed to have waived in full, including for purposes of Article 3 and Article 9 hereunder, any breaches or inaccuracies of any representations and warranties set forth in Article 4 that are Known to CMI as of the date of this Agreement.
          (b) CMI has prepared the Seller Disclosure Schedule in good faith and after seeking confirmation and input, in connection with the preparation thereof, from the applicable persons who manage the businesses of CMP and its Subsidiaries.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Except as set forth in the Seller Disclosure Schedule, each Seller, solely with respect to itself and not jointly with respect to any other Seller, hereby represents and warrants to CMI as follows:
     6.1 Title to Units. Such Seller is the beneficial owner of, and has good and legal title to, its respective Units as indicated on Section 6.1 of the Seller Disclosure Schedule, free and clear of all Liens, except for the restrictions set forth in the CMP LLC Agreement, the CMP Equityholders’ Agreement, the CMP Registration Rights Agreement and the CMP Amendment. At the Closing, such Seller shall sell to CMI good and marketable title to its Units, free and clear of all Liens (other than (i) such Liens described in the immediately preceding sentence and (ii) Liens imposed by federal and/or state securities Laws).
     6.2 Authorization; Validity of Agreement. Such Seller has the requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by such Seller of this Agreement and each Transaction Document to which it is a party, and the consummation of the transactions hereunder and thereunder, and the consummation by such Seller of the Transactions, has been duly and validly authorized by all necessary corporate, limited liability company or limited partnership action on the part of such Seller, and no other action of such Seller is necessary to authorize the execution and delivery by such Seller of this Agreement and any Transaction Document to which it is a party, and the consummation by it of the Transactions. This Agreement has been, and each Transaction Document to which such Seller is a party when executed by such Seller will be, duly executed and delivered by such Seller, and assuming the due authorization, execution and delivery of this Agreement by CMI and each Transaction Document to which CMI is a party, this Agreement is, and each Transaction Document will be, a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws of general applicability, now or hereafter in effect, affecting creditors’ rights and to general equity principles.
     6.3 Consents and Approvals; No Violations.
          (a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) under the HSR Act and (ii) the FCC, no notices, reports or other filings are required to be made by such Seller with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by such Seller from, any Governmental Authority, in connection with the execution and delivery of this Agreement by such Seller and the consummation by such Seller of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of such Seller to consummate the Transaction contemplated hereby.
          (b) None of the execution, delivery or performance of this Agreement by such Seller and the consummation by such Seller of the Transactions, or the compliance by such Seller of the provisions of this Agreement will (with or without notice or lapse of time or both) (i) violate or conflict with any provision of such Seller’s Organizational Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to a right of, or result in, termination, amendment, cancellation or acceleration of any obligation, or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Seller under, any of the terms, conditions or provisions of any material Contract or material Permit to which such Seller is a party or by which any of them or any of their properties or assets is bound, (iii) assuming that all filings, registrations, notifications, authorizations, consents or approvals described in this Section 6.3(b) have been obtained and all filings and notifications described in Section 6.3(a) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to such Seller, or any of its respective properties or assets; except, in the case of clauses (ii) and (iii), for such violations, conflicts, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.
     6.4 Litigation. There is no action, suit or proceeding pending, or to the Knowledge of such Seller, threatened in writing against such Seller, which in any case or in the aggregate, would affect the ability of such Seller to consummate the Transactions contemplated hereby. There is no outstanding Order to which such Seller is subject, which, individually or in the aggregate, would materially impede or delay the ability of such Seller to consummate the Transactions contemplated hereby and such Seller is not in default with respect to any such Order, which, individually or in the aggregate, would materially impede or delay the ability of such Seller to consummate the Transactions contemplated hereby.
     6.5 Information Supplied. None of the information supplied or to be supplied by such Seller or any of its representatives specifically for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the stockholders of CMI or at the time of the Stockholders’ Meeting, contain any statement which, at such times and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or which omits to state a material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement which has become false or misleading, except that no representation or warranty is made by such Seller with respect to statements made or incorporated by reference therein based on information supplied by any other Seller or CMP, CMI or any of their respective Subsidiaries or representatives.
     6.6 Investment Intent. Such Seller is acquiring the CMI Common Stock being delivered to such Seller under this Agreement for its own account and with no present intention of distributing or selling any of such CMI Common Stock in violation of the Securities Act or any applicable state securities Law. Such Seller will not sell or otherwise dispose of any such CMI Common Stock unless such sale or other disposition has been registered or is exempt from registration under the Securities Act and has been registered or qualified or is exempt from registration or qualification under applicable state securities Laws. Such Seller understands that the CMI Common Stock it is acquiring under this Agreement has not been registered under the Securities Act by reason of its contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of CMI on this exemption is predicated in part on this representation and warranty of such Seller. Such Seller acknowledges and agrees that a restrictive legend consistent with the foregoing has been or will be placed on the certificates for CMI Common Stock and related stop transfer instructions will be noted in the transfer records of CMI and/or its transfer agent for CMI Common Stock, and that such Seller will not be permitted to sell, transfer or assign any of CMI Common Stock acquired hereunder until such CMI Common Stock are registered or an exemption from the registration and prospectus delivery requirements of the Securities Act is available.

     6.7 Seller Status. Such Seller (i) is either (A) a “Qualified Institutional Buyer” as such term is defined in Rule 144A under the Securities Act or (B) an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act; (ii) does not require the assistance of an investment advisor or other purchaser representative to participate in the Transactions contemplated by this Agreement; (iii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investments to be made by it hereunder; (iv) has the ability to bear the economic risks of its investments for an indefinite period of time; and (v) has sole investment discretion with respect to the Exchange (except as provided in the CMP LLC Agreement, the CMP Equityholders’ Agreement and the CMP Amendment).
     6.8 Brokers or Finders. Except for Citadel Securities, the fees and expenses of which shall be paid solely by CMI, no investment banker, broker, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of such Seller.
ARTICLE 7
CERTAIN COVENANTS
     7.1 Changes in Information. During the period from the date of this Agreement to the Closing Date: (a) each Seller shall, to the extent it has Knowledge of any such matter, provide to CMI and the Sellers’ Representative prompt written notice of (i) any change in, or any of the information contained in, the representations and warranties made in or pursuant to this Agreement by such Seller in Article 6, and (ii) any event or circumstance which, if it had occurred on or prior to the date hereof, would cause any of such representations or warranties not to be true and correct in any material respect as of the date hereof, and (b) CMI shall, to the extent it has Knowledge of such matter, provide to the Sellers’ Representative prompt written notice of (i) any change in, or any of the information contained in, the representations and warranties made in or pursuant to this Agreement by the Sellers in Article 4 and/or CMI in Article 5, (ii) any event or circumstance which, if it had occurred on or prior to the date hereof, would cause any of such representations or warranties not to be true and correct in any material respect as of the date hereof, (iii) any notice or other communication from any Person alleging the consent of such Person is or may be required in connection with this Agreement or the Transactions and (iv) any action, suit claim or proceeding pending or threatened relating to this Agreement or the Transactions. On the Business Day immediately prior to Closing, CMI shall, in good faith, and after seeking confirmation and input from the applicable persons who manage the businesses of CMP and its Subsidiaries, provide written notice to the Sellers’ Representative in reasonable detail, to the extent Known to CMI, of any event or circumstance which, if it had occurred on or prior to the date hereof, would cause the representations or warranties made by Sellers in Article 4 not to be true and correct in any material respect as of the date hereof.
     7.2 Commercially Reasonable Efforts; Operations Prior to Closing.

          (a) CMI agrees to undertake, within five (5) Business Days after the date hereof, a fair market valuation (a “FMV”) of the equity interests of CMP that it reasonably expects to hold at the time of the Exchange together with the equity interests of CMP that it is acquiring pursuant to the Exchange. CMI shall, and shall cause CMP to, file a Notification and Report Form pursuant to the HSR Act within ten (10) Business Days after a determination that such a filing is required on the basis of the FMV of the equity interests of CMP that it reasonably expects to hold at the time of the Exchange together with the equity interests of CMP that it is acquiring pursuant to the Exchange. CMI agrees to undertake a new FMV (“Updated FMV”) of the equity interests of CMP that it reasonably expects to hold at the time of the Exchange together with the equity interests of CMP that it is acquiring pursuant to the Exchange every thirty (30) days thereafter until the Closing (unless it has conclusively determined that the Closing will occur within sixty (60) days of the last completed Updated FMV of the equity interests of CMP that it reasonably expects to hold at the time of the Exchange together with the equity interests of CMP that it is acquiring pursuant to the Exchange). CMI shall, and shall cause CMP to, file a Notification and Report Form pursuant to the HSR Act within ten (10) Business Days after the determination that such a filing is required on the basis of the Updated FMV of the equity interests of CMP that it reasonably expects to hold at the time of the Exchange together with the equity interests of CMP that it is acquiring pursuant to the Exchange. CMI shall, and shall cause CMP to, make all other filings required by applicable foreign Antitrust Laws with respect to the Transactions as promptly as practicable and, in any event, prior to the expiration of any applicable legal deadline and to furnish as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law. The Parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other Parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any such Antitrust Laws. Without limiting the foregoing, the Parties agree to (i) give each other reasonable advance notice of all meetings and conference calls with any Governmental Authority relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Antitrust Laws, (iv) if any Governmental Authority initiates a substantive oral communication regarding any Antitrust Laws, promptly notify the other Parties of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority regarding any Antitrust Laws and (vi) provide each other with copies of all written communications to or from any Governmental Authority relating to any Antitrust Laws. Any such disclosures or provision of copies by one Party to the other may be made on an outside counsel basis if appropriate. CMI and the Sellers shall use commercially reasonable efforts to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively, “Antitrust Laws”), to enable all waiting periods under applicable Antitrust Laws to expire and to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Authority, in each case, to cause the Transactions to occur prior to the End Date, including (A) promptly complying with or modifying any requests for information (including any second request) by any Governmental Authority and (B) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other Order or Law that would adversely affect the ability of any Party hereto to consummate the Transactions before the End Date and taking any and all other actions to prevent the entry, enactment or promulgation thereof, provided, however, that subject to the immediately succeeding sentence, nothing herein shall require, and such commercially reasonable efforts shall not include CMI or any Seller (i) paying any amounts (other than the payment by CMI of filing fees and reasonable expenses and fees of counsel), (ii) commencing or defending litigation, (iii) offering, negotiating, committing to and effecting, by consent decree, hold separate Order or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of any of CMI, any Seller, or any of their respective Subsidiaries or Affiliates, (iv) agreeing to any restrictions on the activities of any of CMI, any Seller, or any of their respective Subsidiaries or Affiliates, or (v) waiving any of the conditions to this Agreement set forth in Section 3.2. Notwithstanding the foregoing, and subject to the remainder of this Section 7.2(a), CMI shall and, shall cause its Subsidiaries to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate Order or otherwise, the sale, divestiture, license or other disposition of such assets or businesses of CMI or any of its Subsidiaries, or effective as of the Closing, CMP or any of its Subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of CMI, CMP or any of their respective Subsidiaries) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to avoid the commencement of any action, suit or proceeding to prohibit the Transactions, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any action, suit or proceeding so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the End Date), unless such action, sale, divestiture, license or other disposition, individually or in the aggregate, would result in the loss of more than 5.0% of the assets or earnings before interest, taxes and depreciation and amortization of CMI, CMP and their respective Subsidiaries, taken as a whole on a pro forma basis (in each case, as measured by assets as of December 31, 2010 or earnings before interest, taxes and depreciation and amortization for the year ended December 31, 2010, as the case may be). The costs of a Notification and Report Form pursuant to the HSR Act and all other filings required by applicable foreign Antitrust Laws with respect to the Transactions, including the filing fees in connection therewith, shall be paid by CMI.
          (b) Within ten (10) Business Days after the execution of this Agreement, CMP and CMI shall jointly file applications with the FCC requesting its consent to transfer control of CMP (the “Transfer of Control Applications”). The costs of the FCC filing fees in connection with the Transfer of Control Applications shall be paid by CMI. The Sellers and CMI shall thereafter prosecute the Transfer of Control Applications with all reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grant of the Transfer of Control Applications as expeditiously as practicable (but neither Sellers nor CMI shall have any obligation to satisfy complaints of the FCC by taking any steps which would have a Material

Adverse Effect upon CMI, CMP and their respective Subsidiaries, taken as a whole on a pro forma basis). If the FCC grant of the Transfer of Control Applications imposes any condition on any Party, such Party shall use commercially reasonable efforts to comply with such condition; provided, however, that no such Party shall be required hereunder to comply with any condition that would have a Material Adverse Effect upon CMI or CMP and their respective Subsidiaries, taken as a whole on a pro forma basis. The Sellers and CMI shall promptly provide each other with a copy of any pleading, Order, or other document or material communication received by such Party relating to the Transfer of Control Applications which is not served on or received by the other Parties (other than communications by or among such Party’s lawyers and professional advisors and members, stockholders, employees and officers). The Sellers and CMI shall use commercially reasonable efforts and otherwise cooperate in responding to any information requested by the FCC related to the Transfer of Control Applications, in preparing any amendment to this Agreement requested by the FCC which does not have a Material Adverse Effect upon the Sellers or CMI, and in reasonably defending against any complaint or objection which may be filed against the Transfer of Control Applications or any petition for reconsideration, application for review, notice of appeal or other challenge to the Orders approving the same. The Sellers and CMI shall also jointly request extensions of any applicable consummation deadlines to the extent the transactions contemplated by this Agreement have not been consummated within ninety (90) days from the date of the FCC’s Initial Order granting the Transfer of Control Applications.
          (c) Subject to the terms and conditions hereof, and except with regard to the Antitrust Laws and Transfer of Control Applications, which shall be governed by Section 7.2(a) and Section 7.2(b), respectively, CMI shall, and shall cause its Subsidiaries to, and the Sellers shall, each use their commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, including:
          (i) obtaining from any Governmental Authority or other third party, Permits or Orders, making any filings and sending any notices, in each case, which are material and required to be obtained, made or sent by CMP, CMI or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions;
          (ii) executing or delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; and
          (iii) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions.
CMI and each Seller shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. CMI and each Seller shall use their commercially reasonable efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to applicable Law in connection with the Transactions. Notwithstanding anything in this Section 7.2(c) to the contrary, nothing herein shall require, and such commercially reasonable efforts shall not include the obligation of any Seller or any of its Affiliates to pay or agree to pay any amounts to obtain any Permits, Orders, approvals or consents. For the avoidance of doubt, CMI and the Sellers agree that nothing contained in this Section 7.2(c) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 7.2(a) or Section 7.2(b).
          (d) Except as otherwise provided in this Agreement, between the date hereof and the Closing, CMI shall operate and carry on CMP’s business in the ordinary course of business consistent with past practice and in accordance with the CMP Management Agreement. CMI shall, and shall cause CMP to, use commercially reasonable efforts to (i) keep and maintain its respective assets, rights and properties in substantially the same operating condition and repair (normal wear and tear excepted) as currently maintained, (ii) maintain and preserve intact its respective business organization and Permits, and maintain and preserve its respective relationships with the suppliers, licensors, licensees, franchisees, distributors, officers, employees, customers and others having business relations with CMI and CMP, respectively, (iii) continue all existing policies of insurance in full force and effect and at least at such levels as are in effect on the date hereof, or to replace any such policies with equivalent replacements, and (iv) duly comply with all applicable Laws, Orders and collective bargaining agreements.
     7.3 Stockholders’ Meeting; SEC Filings.
          (a) As promptly as reasonably practicable following the date hereof, CMI shall prepare and file with the SEC a proxy statement to be sent to the stockholders of CMI in connection with the Stockholders’ Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”), and shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and, to the extent permitted by Law, to cause the Proxy Statement to be mailed to the stockholders of CMI as promptly as practicable after responding to all such comments to the satisfaction of the staff of the SEC. Each Seller covenants and agrees to provide to CMI such information about such Seller as may be necessary to be specifically included in the Proxy Statement. CMI shall, as promptly as reasonably practicable after receipt thereof, provide the Sellers’ Representative copies of any written comments and advise the Sellers’ Representative of any oral comments, with respect to the Proxy Statement received from the SEC. CMI shall provide the Sellers’ Representative with a reasonable opportunity to review and comment on the Proxy Statement prior to filing with the SEC, and will promptly provide the Sellers’ Representative with a copy of all such filings made with the SEC. Whenever CMI becomes aware of any event that is required to be set forth in an amendment or supplement to the Proxy Statement, CMI shall promptly inform the Sellers’ Representative of such occurrence and the Parties shall cooperate in filing with the SEC or its staff, and mailing to stockholders of CMI, such amendment or supplement, as and to the extent required by applicable Law. If at any time prior to the mailing of the Proxy Statement to the stockholders of CMI or the Stockholders’ Meeting, any information relating to CMI or the Sellers should be discovered by CMI or the Sellers which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by CMI with the SEC and disseminated to the stockholders of CMI.
          (b) CMI shall duly take all lawful actions to call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) on a date as soon as reasonably practicable for the purpose of considering and voting on the matters requiring Stockholder Approval; provided, however, that at CMI’s sole discretion, CMI may bring such matters for a vote at CMI’s regular annual meeting of its stockholders to be held in 2011 and shall not withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to the Sellers such recommendation. CMI shall include in the Proxy Statement the unanimous recommendation of the Board of Directors that its stockholders provide the Stockholder Approval to the effect as set forth in Section 5.22. CMI shall use its reasonable best efforts (including the solicitation of proxies) to solicit and obtain the Stockholder Approval.
     7.4 Public Announcement. The initial press release regarding the Transactions by each of CMI, CMP and any of the Sellers shall be mutually acceptable to CMI, on the one hand, and the Sellers’ Representative a representative of the Bain Seller and a representative of the THL Seller, on the other hand, and shall be issued promptly after the date hereof. None of CMI, CMP or any Seller shall issue any other press release or make any other public announcement with respect to this Agreement or the Transactions without the prior written agreement of CMI, the Sellers’ Representative, a representative of the Bain Seller and a representative of the THL Seller. Notwithstanding the foregoing, each of CMI and the Sellers shall be permitted to make any press release, filing or other public announcement required by Law, Governmental Authority, Nasdaq or other Securities Exchange Rule.
     7.5 Filing of CMP Tax Returns. The Parties acknowledge that the Exchange will result in an actual termination of CMP for United States federal income tax purposes. CMI, as the Tax Matters Member (as defined in the CMP LLC Agreement) of CMP, shall cause CMP’s federal, state and local Tax Returns for the taxable years or periods that end on or prior to the Closing Date to be prepared and timely filed consistent with past practice, except as may be required by Law, in accordance with and subject to any limitations on the authority of the Tax Matters Member set forth in Article IV of the CMP LLC Agreement.
     7.6 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including all penalties and interest) incurred in connection with consummation of the Transactions shall be paid by CMI when due, and CMI will file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges.
     7.7 Confidentiality. Except as and to the extent required by Law, Governmental Authority, Nasdaq or other Securities Exchange Rule, CMI and the Sellers hereby agree not to disclose or use any confidential information with respect to any Party or its Subsidiaries furnished, or to be furnished, by such Party or their respective representatives in connection with the Transactions at any time or in any manner other than in connection with the Transactions. Notwithstanding anything in this Section 7.7 to the contrary, (i) each of the Sellers shall be permitted to make disclosures to their limited partners to the extent such information is customarily provided to current or prospective limited partners in private equity funds and (ii)

each of the Parties may make disclosures to their attorneys, accountants and financial advisors in connection with their compliance with tax or legal reporting requirements; provided, however, that each such party who receives confidential information from any Seller is subject to a customary confidentiality provision in respect of such information.
     7.8 Related Agreements.
          (a) Voting Agreements. Contemporaneously with the execution of this Agreement, (i) the Sellers’ Representative, on the one hand, and each of Lewis W. Dickey, Jr., John W. Dickey, David W. Dickey, Michael W. Dickey, Lewis W. Dickey, Sr. and DBBC, L.L.C., on the other hand, have executed and delivered to the other a voting agreement and (ii) the Sellers’ Representative, on the one hand, and each of BA Capital Company, L.P., and Banc of America Capital Investors SBIC, L.P., on the other hand, have executed and delivered to the other a voting agreement and consent, in each of the case of clauses (i) and (ii), in the form previously agreed to by the Sellers’ Representative, pursuant to which the parties thereto have agreed to vote their shares of CMI Voting Stock now or hereafter owned in favor of (x) the Stockholder Approval and (y) the election of a representative designated by the Blackstone Sellers to the Board of Directors (such person, the “Blackstone Designee”), in each case, subject to the terms and conditions set forth in such voting agreement.
          (b) CMI Board of Directors. As promptly as practicable following the execution of this Agreement (but in any event, within three (3) Business Days), CMI shall take all such actions as may be required under its Organizational Documents to appoint the Blackstone Designee as a member of the Board of Directors (provided, that in no event shall the Blackstone Designee be required to be “independent” as such term is defined in the rules and regulations promulgated by Nasdaq), subject to such individual’s agreement in writing to promptly resign in his or her capacity as such in the event this Agreement is terminated without the Closing having been effected. For each of the next three successive annual meetings of stockholders of CMI, CMI shall, in accordance with its Organizational Documents, nominate the Blackstone Designee for election to its Board of Directors, until such time that Blackstone Seller (together with its Affiliates) ceases to beneficially own CMI Common Stock representing at least one-half of the aggregate amount of Stock Consideration the Blackstone Seller receives at Closing. The Blackstone Designee shall be entitled to the same compensation, if any, and same indemnification in connection with his or her role as a director as the other members of the Board of Directors, and the Blackstone Designee shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors. CMI shall notify the Blackstone Designee of all regular and special meetings of the Board of Directors and shall notify the Blackstone Designee of all regular and special meetings of any committee of the Board of Directors of which the Blackstone Designee is a member, in each case, consistent with such notifications provided to the other members of the Board of Directors or the applicable committee thereof. CMI shall provide the Blackstone Designee with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently as such materials are provided to the other members. Notwithstanding anything herein to the contrary, Blackstone Seller may at any time, upon delivery of written notice to CMI, forfeit its right to have the Blackstone Designee be required to be a member of the Board of Directors.

          (c) Termination of CMP Agreements. The Parties acknowledge that, effective as of the Closing, each of the CMP Capital Contribution Agreement, the CMP Non-Solicitation Agreement, the CMP Consent and Agreement, the CMP Advisory Services Agreement, the CMP Registration Rights Agreement, the CMP Equityholders’ Agreement and the CMP Amendment will terminate without further obligation of the parties thereunder; provided, that in each such case, any indemnification, limitation of liability, advancement of expense or other similar provisions in favor of the stockholders, members, limited or general partners, directors, managers, officers, employees, affiliates, representatives and/or agents shall survive such termination.
          (d) Amendment of CMP Management Agreement. Effective as of the date hereof, the term of the CMP Management Agreement has been amended, in a form mutually agreed by CMI and the Sellers’ Representative, to provide that such agreement shall expire in accordance with its terms on May 3, 2012.
          (e) Exchange of Stock Consideration. As set forth in the Charter Amendment, shares of Class D Common Stock will be convertible into shares of Class A Common Stock. CMI hereby agrees, promptly upon the request of any Seller, and subject to compliance with applicable federal and/or state securities Laws, to exchange any shares of Class A Common Stock received by a Seller upon any such conversion, or any shares of Class A Common Stock received by a Seller in the Exchange, for an equal number of shares of Class D Common Stock, subject to receipt by CMI from such Seller of such reasonable assurances as to ownership of the applicable shares and such other documentation (which shall be in customary form) as CMI may reasonably request.
          (f) VCOC Letter Agreement. At the Closing, CMI, on the one hand, and each of the Sellers party thereto, on the other hand, shall execute and deliver to the other the letter agreement in the form attached as Annex E (the “VCOC Letter Agreement”); provided, that no such Seller party shall be permitted or entitled to enter into a VCOC Letter Agreement if it or its Affiliates beneficially owns a material interest in a radio broadcast company deemed by the Board of Directors, in good faith, to be competitive with CMI.
     7.9 Radio Holdings. CMI shall use its reasonable best efforts to obtain, prior to the Closing, the consent of the “Majority Holders” under the Radio Holdings Warrant Agreement to an amendment to such agreement. The amendment to such agreement shall be prepared by CMI in good faith (and in consultation with the Sellers’ Representative) promptly after the date of this Agreement (but in any event, not more than ten (10) Business Days following the date of this Agreement), and shall be in a form agreed to by the Sellers’ Representative (the “Radio Holdings Warrant Agreement Amendment”). Such amendment shall provide for (subject to such changes as may be agreed to in good faith by CMI and the Sellers’ Representative to accommodate tax planning considerations of one or more of the Sellers), among other things, (i) CMI to be added as a party thereto, (ii), upon the Closing, the Radio Holdings Warrants automatically converting into (A) 2.210159 shares of Class A Common Stock (or Class D Common Stock if the applicable holder of Radio Holdings Warrants is not permitted to own any CMI Voting Stock) per “Warrant Share” thereunder, rounded up to the nearest whole share (collectively, “Radio Holdings Warrant Shares”), 90% of which shares of Class A Common Stock shall be issued to the holders of the Radio Holdings Warrants promptly following the

Closing (subject to a nine month “lock-up” period and with certificates therefor having all required legends in connection therewith and applicable securities Laws) and 10% of which shall be withheld by CMI until final resolution of indemnity claims arising in favor of CMI hereunder and pursuant to the Radio Holdings Warrant Agreement Amendment (it being understood that any such shares not necessary to satisfy the indemnification obligations of the holders of Radio Holdings Warrants hereunder and pursuant to the Radio Holdings Warrant Agreement Amendment, shall be promptly issued by CMI to each holder of Radio Holdings Warrants) and (B) the right to receive additional shares of Class A Common Stock (or Class D Common Stock if the applicable holder of Radio Holdings Warrants is not permitted to own any CMI Voting Stock) in connection with indemnity claims for which CMI is liable hereunder and pursuant to the Radio Holdings Warrant Agreement Amendment (with the holders of Radio Holdings Warrants to share with the Sellers in the benefits of the indemnification by CMI under Section 9.1 on a pro rata basis, based upon the number of Radio Holdings Warrants Shares issuable to such holders pursuant to the Radio Holdings Warrant Agreement Amendment and the number of shares of CMI Common Stock issuable as Stock Consideration in the Exchange, respectively), all as more particularly set forth in the Radio Holdings Warrant Agreement Amendment. CMI shall use its reasonable best efforts to obtain, prior to the Closing, the consent of the holders of a majority of the “Registrable Securities” under the Radio Holdings Registration Rights Agreement to terminate such agreement effective as of the Closing, subject to such holders of Registrable Securities being permitted to include their Radio Holdings Warrant Shares in the shelf registration statement to be filed by CMI pursuant to the Registration Rights Agreement, and in “piggyback” registrations under the Registration Rights Agreement, in each case on the terms and subject to the conditions set forth therein. Nothing in this Section 7.9 shall be construed to require that CMI pay any monies or make any material concession to any holder of Radio Holdings Warrants or such holders of Registrable Securities under the Radio Holdings Registration Rights Agreement in connection therewith, and CMI agrees that it shall not make any material concession to any holder of Radio Holdings Warrants or holders of Registrable Securities under the Radio Holdings Registration Rights Agreement without the prior written consent of the Sellers’ Representative, which such consent shall not be unreasonably withheld or delayed.
     7.10 Exchange Listing. CMI shall promptly use its reasonable best efforts to cause (i) the 3,315,238 shares of Class A Common Stock issuable to the Blackstone Sellers at the Closing, (ii) 6,630,476 shares of Class A Common Stock issuable upon conversion of the shares of Class D Common Stock issuable to the Bain Sellers and the THL Sellers at the Closing, and (iii) an additional 994,572 shares of Class A Common Stock reserved for issuance in connection with the Exchange that may be necessary for the payment of (or upon conversion of shares of Class D Common Stock issued in payment of) any indemnification obligations of CMI hereunder, to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable, and in any event before the Closing.
     7.11 Director and Officer Liability.
          (a) If the Closing occurs, CMI agrees that all rights to indemnification, all limitations on liability, and rights to advancement of expenses existing in favor of all past and present officers, or members of the board of directors or board of managers of CMP, as provided in the CMP LLC Agreement, CMP Equityholders’ Agreement, CMP Advisory Services

Agreement, and/or CMP Amendment or other applicable agreement to which CMP or any of its Subsidiaries is a party, as the case may be, in effect as of the date of this Agreement, shall survive the consummation of the Transactions (and any termination thereof) and be honored by the CMI and CMP after the Closing, notwithstanding any subsequent amendment (or termination) thereof. In the event CMI, CMP or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, to the extent not otherwise occurring by operation of Law, proper provision shall be made so that the successors and assigns of CMI or CMP, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in this Section 7.11.
          (b) Prior to the Closing, CMI shall obtain a “tail” insurance policy with a claims period of at least six (6) years from and after the Closing Date from insurance carriers with the same or better claims-paying ability ratings as CMP’s current insurance carriers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for all past and present directors, officers and employees of CMP and its Subsidiaries (in all of their capacities) and all fiduciaries under any CMP Benefit Plans, with terms, conditions, retentions and levels of coverage at least as favorable as CMP’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Closing (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby); provided, however, that in no event will CMI be required to expend in excess of 250% of the annual premium currently paid by CMP for such coverage (and to the extent the premium would exceed 250% of the annual premium currently paid by CMP for such coverage, CMI shall, and shall cause CMP to, cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium). CMI shall, and shall cause CMP after the Closing, to pay all premiums due under such policy in accordance with its terms (which may, for the avoidance of doubt, require payment at Closing) and to maintain such “tail” prepaid insurance policy in full force and effect, for its full term, and to continue to honor their respective obligations thereunder.
     7.12 Section 16 Matters. Prior to the Closing, CMI shall take all such steps as may be required to cause any acquisitions of CMI Common Stock (including any derivative securities with respect to CMI Common Stock) resulting from the Exchange hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CMI, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent such exemption is applicable and available, such steps to be taken in accordance with the interpretive guidance set forth by the SEC.
ARTICLE 8
TERMINATION
     8.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:
          (a) by mutual written consent of CMI and the Sellers’ Representative;

          (b) by the Sellers’ Representative, on the one hand, or CMI, on the other, upon written notice to the other, if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting;
          (c) by the Sellers’ Representative, on the one hand, or CMI, on the other, upon written notice to the other, if the Exchange shall not have been consummated on or prior to December 31, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose breach of this Agreement has been the proximate cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date;
          (d) by the Sellers’ Representative, on the one hand, or CMI, on the other, upon written notice to the other, if any Governmental Authority of competent jurisdiction shall have enacted or issued any final and non-appealable Law or Order, or taken any other final and non-appealable action, enjoining or otherwise prohibiting consummation of the Transactions, provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall have complied with its obligations under Section 7.2;
          (e) by CMI, upon a breach of any covenant or agreement on the part of a Seller, or any failure of any representation or warranty of the Sellers made in Article 4 or any Seller made in Article 6 to be true and accurate, in any case such that a condition set forth in Section 3.2(a), Section 3.2 (b) or Section 3.2(c) would not be satisfied and such breach is incapable of being cured, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Sellers’ Representative, in the case of breach of a representation and warranty in Article 4, or the applicable Seller (with a copy to the Sellers’ Representative), in the case of breach of a representation or warranty in Article 6 or breach of a covenant, of written notice of such breach or failure (or, if earlier, the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to CMI if it is then in material breach of any of its representations, warranties or covenants contained in this Agreement; and
          (f) by the Sellers’ Representative, upon a breach of any covenant or agreement on the part of CMI, or any failure of any representation or warranty of CMI made in Article 5 to be true and accurate, in any case such that a condition set forth in Section 3.3(a) or Section 3.3(b) would not be satisfied and such breach is incapable of being cured, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by CMI from the Sellers’ Representative of written notice of such breach or failure (or, if earlier, the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to the Sellers’ Representative if any Seller is then in material breach of any of its representations, warranties or covenants contained in this Agreement.
     8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability or obligation on the part of CMI, the Sellers’ Representative, the Sellers or their respective Subsidiaries, officers or directors, except (i) with respect to Section 7.4 (Public Announcement), Section 7.7 (Confidentiality), Section 7.8 (Related Agreements), this Section 8.2 (Effect of Termination), Article X (Definitions) and

Article XI (Miscellaneous), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a Party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Section 8.2, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, if the Parties fail to effect the Closing when required by Section 2.1 for any reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, (i) except for an order of specific performance as expressly permitted by Section 11.15, the Parties sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any Party hereto and any of their respective former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, or assignees for any breach, loss or damage shall be to terminate this Agreement pursuant to Section 8.1(e) or Section 8.1(f), as applicable, and seek to recover monetary damages solely from the applicable Party in breach of this Agreement; provided, that in no event shall any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners of a Party have any liability to any Person relating to or arising out of this Agreement or the Transaction Documents or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity in contract, in tort or otherwise.
ARTICLE 9
INDEMNIFICATION
     9.1 Indemnification.
          (a) Indemnification by the Sellers. From and after the Closing, the Sellers, severally (in accordance with their respective Seller Proportionate Shares) and not jointly, agree to indemnify, defend and hold harmless CMI and its directors, officers, employees, agents and Affiliates (the “CMI Indemnified Parties”) from and against any and all losses, liabilities, claims, damages or deficiencies, and injuries, and all penalties, fines, costs and expenses (including reasonable counsel fees and costs of any suits related thereto) (collectively, “Losses”) suffered or incurred by such CMI Indemnified Parties arising out of, or related to, any breach or inaccuracy of any representation or warranty (without regard to any limitation or qualification that references “material,” “materiality” or “Material Adverse Effect” in determining whether there has been a breach of the representation or warranty or the amount of damages incurred in connection with any such breach) of the Sellers set forth in Article 4 hereof; provided, that CMI delivers to the Sellers’ Representative a Claim Notice for indemnification against the Sellers pursuant to Section 9.4 within the applicable survival period set forth in Section 9.2. Each Seller shall be liable only for its respective Seller Proportionate Share of any Losses under this Section 9.1(a), with the intent that each Seller’s liability be calculated assuming that the Radio Holdings Warrant Agreement Amendment has been obtained and the holders of Radio Holdings Warrants proportionately share in such Losses as contemplated by such amendment, even if such amendment has not been so obtained.
          (b) Indemnification by CMI. From and after the Closing, CMI agrees to indemnify, defend and hold harmless each Seller and its respective directors, officers, members, managers, employees, agents and Affiliates (the “Seller Indemnified Parties”) from and against any and all Losses suffered or incurred by such Seller Indemnified Parties arising out of, or related to, any (i) breach or inaccuracy of any representation or warranty (without regard to any limitation or qualification that references “material,” “materiality” or “Material Adverse Effect” in determining whether there has been a breach of the representation or warranty or the amount of damages incurred in connection with any such breach) of CMI set forth in Article 5 hereof or (ii) breach of any post-Closing covenant or agreement to be performed or complied with by CMI under this Agreement; provided, that, with respect to the foregoing clause (i), the Seller’s Representative delivers a Claim Notice for indemnification against CMI pursuant to Section 9.4 within the applicable survival period set forth in Section 9.2. For purposes of the foregoing clause (i), the amount of Losses suffered or incurred by a Seller shall be determined by reference to that Seller’s Pro-Forma Ownership Percentage of CMI immediately after and as a result of the CMI Common Stock received by such Seller in the Exchange at the Closing and assuming that the Radio Holdings Warrant Agreement Amendment has been obtained and the Radio Holdings Warrant Shares have been issued, even if such amendment has not been so obtained. Each Seller shall be entitled to receive an indemnification payment only for its respective Seller Proportionate Share of any indemnifiable Losses, with the intent that a Seller’s proportion of any indemnifiable Loss be calculated assuming that the Radio Holdings Warrant Agreement Amendment has been obtained and the holders of Radio Holdings Warrants proportionately share in such Losses as contemplated by such amendment, even if such amendment has not been so obtained.
          (c) Additional Indemnification by Each Seller. From and after the Closing, each Seller hereby agrees, severally and not jointly, to indemnify, defend and hold harmless the CMI Indemnified Parties from and against any and all Losses suffered or incurred by the CMI Indemnified Parties arising out of, or related to, any (i) breach or inaccuracy of any representation or warranty (without regard to any limitation or qualification that references “material,” “materiality” or “Material Adverse Effect” in determining whether there has been a breach of the representation or warranty or the amount of damages incurred in connection with any such breach) of such Seller set forth in Article 6 hereof or (ii) breach of any post-Closing covenant or agreement to be performed or complied with by such Seller under this Agreement; provided, that, with respect to the foregoing clause (i), CMI delivers to the Seller’s Representative a Claim Notice for indemnification against the Sellers pursuant to Section 9.4 within the applicable survival period set forth in Section 9.2. Notwithstanding anything herein to the contrary, no Seller is hereby providing any indemnification for the benefit of any CMI Indemnified Party with respect of another Seller’s breaches or inaccuracies of such other Seller’s representations and warranties set forth in Article 6.
          (d) Additional Indemnification by CMI.
               (i) If (A) (x) the Pro-Forma Ownership Percentage multiplied by (y) the present value cost to CMI and its Subsidiaries of obtaining an amendment or waiver from the lenders under the CMI Senior Credit Facility for any failure to comply with the Total Leverage Ratio for any of the periods ending on or prior to December 31, 2011, including any related fees paid to the lenders under the CMI Senior Credit Facility or increase in applicable borrowing rates thereunder and other applicable costs thereof, and calculated using a discount rate of nine percent (9%) per annum and based upon CMI’s good faith projections of amounts expected to be outstanding under the CMI Senior Credit Facility through the maturity thereof (the amount resulting from this clause (A), the “Bank Amendment Amount”), exceeds (B) one percent (1%) of the outstanding principal balance and unpaid interest owed under the CMI Senior Credit Facility at the time of the applicable amendment or waiver from the lenders under the CMI Senior Credit Facility, then CMI shall pay the Special Indemnity Amount to the Sellers, in accordance with their respective Seller Proportionate Shares. For the avoidance of doubt, the Special Indemnity Amount shall be paid by CMI to each of the Sellers no later than three (3) Business Days after the Special Indemnity Share Price has been determined and notwithstanding anything herein to the contrary, no Claim by any Party shall be required to be made in order for the Sellers to be entitled to receive the Special Indemnity Amount nor shall any survival period be applicable to the payment of such Special Indemnity Amount.
               (ii) The term “Pro-Forma Ownership Percentage” means the percentage obtained by dividing (A) the sum of (x) the number of shares of CMI Common Stock issuable to the Sellers in the Exchange and (y) the number of Radio Holdings Warrant Shares issuable pursuant to the Radio Holdings Warrant Agreement Amendment (even if such amendment is not obtained and such shares are not so issuable) by (B) the sum of the number of shares of CMI Common Stock outstanding immediately following the Exchange and, solely to the extent not already so included, the number of Radio Holdings Warrant Shares issuable pursuant to the Radio Holdings Warrant Agreement Amendment (even if such amendment is not obtained and such shares are not so issuable).
               (iii) The term “Special Indemnity Amount” means the sum of (A) the Bank Amendment Amount, minus (B) (x) the excess, if any, of (I) the Special Indemnity Share Price, over (II) $3.77, multiplied by (y) the sum of (I) the number of shares of CMI Common Stock issuable to the Sellers in the Exchange and (II) the number of Radio Holdings Warrant Shares issuable pursuant to the Radio Holdings Warrant Agreement Amendment (even if such amendment is not obtained and such shares are not so issuable) (provided, that, for the avoidance of doubt, it is agreed and understood that the amount resulting from this clause (B) may be zero).
               (iv) The term “Special Indemnity Share Price” means the volume weighted average price of a share of Class A Common Stock as reported on Nasdaq for the ten (10) consecutive trading days immediately following the date of public announcement by CMI of such waiver or amendment relating to the CMI Senior Credit Facility resulting in the payment by CMI of the Special Indemnity Amount (such announcement shall, to the extent so determined by CMI, also disclose the accompanying requirement of CMI to make an indemnification payment pursuant to this Section 9.1(d)).
     9.2 Survival. Each of the representations and warranties in this Agreement shall survive the Closing and shall terminate at 5:00 p.m. Eastern Time on the date that is nine (9) months after the Closing Date; provided, that the Fundamental Representations shall survive indefinitely. All covenants in this Agreement required to be performed in whole prior to the

Closing shall terminate at Closing. All covenants in this Agreement required to be performed in whole or in part following the Closing, shall survive for a period of ninety (90) days following the date on which the performance of such covenants is required to be completed. No Party shall be entitled to assert claims against any other for breach or inaccuracy of a representation or warranty or breach of a covenant or agreement, in each case, as set forth herein, unless the Party asserting such claim shall deliver to the applicable indemnifying party a Claim Notice in writing of such Claim within the applicable survival period as set forth in this Section 9.2. Notwithstanding the expiration of the applicable survival period in this Section 9.2, if an Indemnified Party has made a proper Claim for indemnification pursuant to Section 9.1 prior to the expiration of the applicable survival period as set forth in this Section 9.2, then such Claim for such Loss incurred (and only such Claim for such Loss incurred), if then unresolved, shall not be extinguished by the passage of the deadlines set forth in this Section 9.2.
     9.3 Limitations on Liability.
          (a) Indemnification Cap. Notwithstanding anything in this Agreement to the contrary, in no event shall CMI have any liability arising from or in connection with any breach or inaccuracy of any of the representations and warranties in Article 5 which would result in the issuance to Seller Indemnified Parties of shares of CMI Common Stock in excess of the Indemnification Cap (but only for the amount in excess), except in the case of liability for a breach or inaccuracy of a Fundamental Representation, which shall not be subject to the Indemnification Cap. Notwithstanding anything herein to the contrary, in no event shall CMI be subject to any liability arising from or in connection with this Agreement or the Transactions which would result in the payment to Seller Indemnified Parties an amount of shares of CMI Common Stock in excess of the number of shares of CMI Common Stock issued to the Sellers pursuant to the Exchange at the Closing. Notwithstanding anything in this Agreement to the contrary, in no event shall the Sellers as a group have any liability arising from or in connection with any breach or inaccuracy of any of the representations and warranties in Article 4 or Article 6 which would result in the payment to CMI Indemnified Parties an amount of shares of CMI Common Stock in excess of the Indemnification Cap (but only for the amount in excess), except in the case of liability for a breach or inaccuracy of a Fundamental Representation, which shall not be subject to the Indemnification Cap. For the avoidance of doubt, liability for breaches of covenants or agreements shall not be subject to the Indemnification Cap. Notwithstanding anything herein to the contrary, in no event shall any Seller be subject to any liability arising from or in connection with this Agreement or the Transactions which would result in the payment to CMI Indemnified Parties an amount of shares of CMI Common Stock in excess of the number of shares of CMI Common Stock such Seller received pursuant to the Exchange at the Closing.
          (b) Indemnification Threshold. Notwithstanding anything herein to the contrary, in no event shall CMI have any liability arising from or in connection with any breach or inaccuracy of any representations and warranties in Article 5 which would result in the issuance to Seller Indemnified Parties shares of CMI Common Stock until the aggregate of all Losses for breaches or inaccuracies of the representations and warranties in Article 5 exceeds the number of shares of CMI Common Stock representing the Indemnification Threshold, after which CMI shall be liable only for Losses in excess of the Indemnification Threshold, except in the case of a breach or inaccuracy of a Fundamental Representation, which shall not be subject to the Indemnification Threshold. Notwithstanding anything herein to the contrary, in no event shall the Sellers as a group have any liability arising from or in connection with any breach or inaccuracy of any representations and warranties in Article 4 or Article 6 which would result in the payment of shares of CMI Common Stock to CMI Indemnified Parties until the aggregate of all Losses for breaches or inaccuracies of representations and warranties in Article 4 or Article 6 exceeds the number of shares of CMI Common Stock representing the Indemnification Threshold, after which the Sellers shall be liable only for Losses in excess of the Indemnification Threshold, except in the case of a breach or inaccuracy of a Fundamental Representation, which shall not be subject to the Indemnification Threshold. For the avoidance of doubt, liability for breaches of covenants or agreement shall not be subject to the Indemnification Threshold.
          (c) Notwithstanding anything herein to the contrary, no Party hereto shall be liable to any other Person, either in contract or in tort, for any punitive, consequential or special damages relating to the breach or alleged breach hereof (whether or not the possibility of such damages has been disclosed to the other Party in advance or could have been reasonably foreseen by such other Party), in each such case, unless and to the extent, payable to a third party.
     9.4 Indemnification Notice.
          (a) If CMI or the Sellers’ Representative, on behalf of the Sellers, as the case may be (as applicable, the “Indemnified Party“) believes that it has a claim under this Agreement for Losses (a “Claim”), the Indemnified Party shall so notify the indemnifying party (“Indemnifying Party“) in writing (the “Claim Notice“), which Claim Notice shall include (i) a description of the type and basis of such Claim and (ii) a good faith estimate of the amount of Losses in connection therewith to the extent known or reasonably determinable (the “Indemnity Claim Amount“). If CMI believes it has a Claim against the Sellers (as a group) pursuant to Section 9.1(a), the Sellers’ Representative shall act on behalf of the Sellers (subject to Section 11.10(c)) and shall be the “Indemnifying Party” for purposes of this Article 9 (provided, that notwithstanding anything herein to the contrary, each Seller shall be responsible for its Seller Proportionate Shares of any applicable Loss with respect to such Claim). If CMI believes it has a Claim against one or more specific Sellers pursuant to Section 9.1(c), each such Seller shall be an “Indemnifying Party” for purposes of this Article 9. A Claim Notice with respect to a Claim for breach or inaccuracy of any representation and warranty, or for a breach of any covenant or agreement, must be made prior to the expiration of the applicable survival period set forth in Section 9.2. Within thirty (30) days of receipt of the Claim Notice (the “Objection Period“), the Indemnifying Party may object (a “Claim Objection“) to any matter, including the basis and amount of such Claim, set forth in such Claim Notice by delivering to the Indemnified Party written notice setting forth such objections in reasonable detail. If the Indemnified Party does not receive a Claim Objection within the Objection Period, then the Indemnifying Party shall be deemed to have acknowledged and agreed with the correctness of such Indemnity Claim Amount for the full amount thereof and shall thereafter be precluded from disputing such Indemnity Claim Amount. The Claim Objection shall set forth (i) in reasonable detail the reasons for the objection to the Claim, and (ii) the amount of the Indemnity Claim Amount which is disputed, to the extent known or reasonably determinable. If the Indemnifying Party delivers a timely Claim Objection to an Indemnified Party, the Indemnified Party shall not be entitled to recoupment for such Claim under Section 9.5 until such Claim is finally resolved by (x) a court of competent jurisdiction from which no appeal may be taken or (y) the written agreement of the Indemnified Party and the Indemnifying resolving such dispute (such final determination by a court of competent jurisdiction or written agreement being a “Final Determination”) setting forth the amount, if any, which the Indemnified Party is entitled to receive (such amount, the “Final Indemnity Claim Amount”).
          (b) If, within the applicable survival period set forth in Section 9.2, any third party shall notify any Indemnified Party with respect to any third party claim or the commencement of any investigation by any Governmental Authority which may give rise to a Claim for indemnification against any Indemnifying Party under this Article 9, then the Indemnified Party shall notify the Indemnifying Party thereof promptly (such Claim, a “Third Party Claim”); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is actually and materially prejudiced. The Indemnifying Party shall have the right, but not the obligation, to defend against and to assume the defense of any Third Party Claim and any related action, suit or proceeding, in its name or in the name of the Indemnified Party, at the Indemnifying Party’s expense with counsel of the Indemnifying Party’s choosing (which counsel shall be reasonably satisfactory to the Indemnified Party), if the Indemnifying Party provides written notice (in which notice, the Indemnifying Party agrees that the Indemnified Party is entitled to full indemnification hereunder from the Indemnifying Party with respect to the applicable Third Party Claim), to the Indemnified Party within fifteen (15) days after receipt of a Third Party Claim; provided, that (i) the Indemnifying Party shall be entitled to direct the defense for only so long as the Indemnifying Party conducts the defense in an active and diligent manner and (ii) the Third Party Claim is not in respect of any matter involving criminal liability. The Indemnified Party is hereby authorized (upon reasonable prior written notice to the Indemnifying Party), and at the cost and expense of the Indemnifying Party, prior to the Indemnifying Party’s delivery of a written election to the Indemnified Party of its agreement to defend any Third Party Claim (pursuant to, and in accordance with, this Section 9.4(b)), to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party. If the Indemnifying Party elects to assume the defense of a Third Party Claim pursuant to, and in accordance with, this Section 9.4(b), the Indemnified Party may participate in such defense with counsel of its own choosing, at its own expense. The Indemnifying Party shall not, as long as it actively and diligently conducts the defense of any Third Party Claim and related action, suit or proceeding on behalf of the Indemnified Party, be liable to the Indemnified Party under this Article IX for any fees of such other counsel or any other expenses with respect to the defense of such Third Party Claim and related action, suit or proceeding incurred by the Indemnified Party in connection with the defense of such Third Party Claim and related action, suit or proceeding; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if (x) the Indemnified Party’s counsel shall have reasonably concluded that there are defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party or (y) the Indemnified Party’s counsel shall have concluded that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party. The Indemnified Party will not consent to any settlement or compromise with respect to the applicable Third Party Claim and related action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The Indemnifying Party will not consent to the entry of any judgment with respect to the applicable Third Party Claim and related action, suit or proceeding, or enter into any settlement or compromise with respect to the applicable Third Party Claim and related action, suit or proceeding, unless (i) the Indemnifying Party obtained the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed or (ii) the Indemnifying Party pays all amounts in full and such judgment or settlement includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party and each of its equityholders, managers, directors, officers, employees, representatives, agents and Affiliates from all liability with respect thereto (provided, that notwithstanding anything herein to the contrary, the prior written consent of the Indemnified Party shall be required for the Indemnifying Party to enter into any settlement or compromise of any Third Party Claim and related action, suit or proceeding (A) where monetary damages are in excess of the remaining amount by which the Indemnifying Party is liable pursuant to this Agreement (or would otherwise result in liability in excess of an applicable indemnification cap in Section 9.3(c)), (B) that seeks equitable remedies and/or (C) that involves criminal liability).
     9.5 Manner of Payment of Claims after Closing.
          (a) Notwithstanding anything herein to the contrary, (i) all payments required to be made to any Party pursuant to this Article 9 shall solely be made by the issuance or cancellation of shares of CMI Common Stock (unless otherwise agreed to in writing by CMI and the applicable Seller), (ii) from and after the date that is nine (9) months after the Closing Date, CMI shall not be permitted to cancel any CMI Common Stock of any of the Sellers without such Seller’s prior written consent (provided, that, if a CMI Indemnified Party has made a proper Claim for indemnification pursuant to Section 9.1 prior to the expiration of such nine-month period, then such Claim for such Loss incurred (and only such Claim for such Loss incurred), if then unresolved, shall not be extinguished by the passage of such nine-month period, and CMI may be permitted to cancel shares of CMI Common Stock of the applicable Seller(s) solely with respect to a Loss set forth in such surviving Claim it is ultimately determined that such CMI Indemnified Party is entitled to indemnification for such Claim pursuant to the terms of this Agreement) and (iii) in no event shall CMI be permitted to cancel more than 10% of the shares of CMI Common Stock issued to any Seller in connection with the Exchange without either such Seller’s prior written consent or final resolution of the applicable Claim in accordance with the terms of this Article 9 (and, for the avoidance of doubt, to the extent CMI’s indemnifiable Loss pursuant to a valid Claim is limited by such 10% limitation, it may pursue alternative payment against the applicable Seller, subject to the terms and limitations set forth in this Article 9). After Closing, upon final resolution thereof in accordance with this Article 9, subject to the immediately preceding sentence, payment in respect of any successful Claims shall be effected in the following manner:
          (i) with respect to payment to a Seller, the issuance of an additional number of shares of Class A Common Stock or Class D Common Stock determined as provided in paragraph (b) below; and
          (ii) with respect to payment to CMI, cancellation of a number of shares of Class A Common Stock or Class D Common Stock held by the Seller or Sellers from whom indemnification is being provided in respect of such Claim determined as provided in paragraph (b) below.
          (b) For purposes of this Section 9.5, the number of shares of CMI Common Stock issued or canceled, as applicable, shall be the quotient of (i) the Final Indemnity Claim Amount divided by (ii) the volume weighted average price of a share of CMI Common Stock as reported on Nasdaq for the ten (10) consecutive trading days immediately following the date of Final Determination of the applicable Claim (in accordance with this Article 9). Any issuance or cancellation of CMI Common Stock under this Agreement shall be promptly performed, but in no event shall the issuance or cancellation, as applicable, be performed later than ten (10) Business Days after the period contemplated in clause (ii) of this paragraph. CMI shall provide each Seller who (x) is entitled to receive any additional CMI Common Stock or (y) has any of its CMI Common Stock cancelled pursuant to this Agreement, written notice (with a copy contemporaneously provided to the Sellers’ Representative) of any such issuance of CMI Common Stock to such Seller, or cancellation of such Seller’s CMI Common Stock, as the case may be, together with (A) a detailed summary outlining the total amount of CMI Common Stock so issued or cancelled, as the case may be, with respect to the applicable Claim and (B) a detailed breakdown of the CMI Common Stock issued or canceled with respect to all other Sellers and Persons who received Radio Holdings Warrant Shares with respect to such Claim.
          (c) The class of shares of CMI Common Stock (i.e., Class A Common Stock or Class D Common Stock) to be issued to a Seller as provided in clause (a)(i) above, or held by a Seller and cancelled as provided in clause (a)(ii) above, shall be the same as that issued to the applicable Seller pursuant to the Exchange (and, if a combination of shares of both such classes is issued to a Seller in the Exchange, in the same proportion as in the Exchange), unless, in the case of clause (a)(ii) above, shares of the applicable class to be cancelled are no longer held by the applicable Seller, in which case shares of any class of CMI Common Stock held by the applicable Seller may be so cancelled.
     9.6 Exclusive Remedy. After Closing, the indemnification rights provided for in this Article 9 shall be the sole and exclusive remedy available under contract, tort or other legal theories to the Parties hereto for breach, inaccuracy misrepresentation or default by any Party under or in respect of this Agreement, except (i) in the case of fraud and except for any equitable remedies that may be available to a Party and (ii) for any covenants required to be performed in whole or in part following the Closing (which covenants may be specifically enforced by the Parties hereto in accordance with Section 11.15).
ARTICLE 10
DEFINITIONS
     As used herein, the terms used in this Article 10 shall have the meanings set forth therein and herein unless the context otherwise requires, and such terms shall be equally applicable to the singular and plural terms defined.
     “Affected Seller” has the meaning set forth in Section 11.10(c) hereof.

     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.
     “Agreement” means this Exchange Agreement, a may be amended, supplemented or modified from time to time.
     “Antitrust Laws” has the meaning set forth in Section 7.2(a) hereof.
     “Audit” means any audit, assessment of Taxes, other examination by any Governmental Authority responsible for the administration or imposition of any Tax or any proceeding or appeal of such proceeding relating to Taxes.
     “Bain Seller” means any Seller designated as such on the signature pages to this Agreement.
     “Bank Amendment Amount” has the meaning set forth in Section 9.1(d)(i).
     “Barter Agreements” means all agreements and arrangements pursuant to which advertising is exchanged for goods and services.
     “Benefit Plans” means (i) all “employee benefit plans,” as defined in section 3(3) of ERISA, whether or not subject to ERISA, and (ii) all plans, Contracts, agreements, programs, policies, funds or arrangements of any kind (whether written or oral, qualified or nonqualified, registered or unregistered, funded or unfunded (including any funding mechanism now in effect or required in the future as a result of the transaction contemplated by this Agreement), foreign or domestic, legally binding or not) providing for employment, workers’ compensation, supplemental unemployment benefits, severance, change in control, salary continuation, retention, fringe, collective bargaining, retirement or other savings, pension, superannuation or supplemental pension benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in section 501(c)(9) of the Code providing for the same or other benefits and any multiemployer plans within the meaning of Section 3(37) of ERISA) or for employee loans, deferred compensation, bonuses, stock options, stock appreciation rights, phantom stock, stock purchases or other forms of incentive compensation, profit sharing or post-retirement insurance, compensation or benefits and any trust, escrow or similar agreement related thereto under which (i) any present or former employees, directors, executive officers, or stockholders of such Person or Commonly Controlled Entities has any present or future right to benefits and which are contributed to, sponsored by, or maintained by such Person, or any of its respective Subsidiaries, or Commonly Controlled Entities, or established, maintained or contributed to by such Person or any of its Subsidiaries or (ii) with respect to which such Person or any of its Subsidiaries has had or may incur any present or future liability.
     “Blackstone Designee” has the meaning set forth in Section 7.8(a).
     “Blackstone Seller” means any Seller designated as such on the signature pages to this Agreement.

     “Board of Directors” has the meaning set forth in the Recitals.
     “Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.
     “Charter Amendment” means the amendment to the amended and restated certificate of incorporation of CMI, substantially in the form of Annex C.
     “Citadel Securities” means Citadel Securities LLC.
     “Claim” has the meaning set forth in Section 9.4(a) hereof.
     “Claim Notice” has the meaning set forth in Section 9.4(a) hereof.
     “Claim Objection” has the meaning set forth in Section 9.4(a) hereof.
     “Class A Common Stock” has the meaning set forth in Section 1.1 hereof.
     “Class B Approval” has the meaning set forth in the Recitals.
     “Class B Common Stock” has the meaning set forth in the Recitals.
     “Class C Common Stock” has the meaning set forth in Section 5.2(a) hereof.
     “Class D Common Stock” has the meaning set forth in Section 1.1 hereof.
     “Closing” has the meaning set forth in Section 2.1 hereof.
     “Closing Date” has the meaning set forth in Section 2.1 hereof.
     “CMI” has the meaning set forth in the Preamble.
     “CMI Benefit Plan” has the meaning set forth in Section 5.14(a) hereof.
     “CMI Commission Authorizations” has the meaning set forth in Section 5.8(b) hereof.
     “CMI Common Stock” has the meaning set forth in Section 5.2(a) hereof.
     “CMI Disclosure Schedule” has the meaning set forth in Article 5 hereof.
     “CMI Equity Awards” has the meaning set forth in Section 5.2(a) hereof.
     “CMI Financial Statements” has the meaning set forth in Section 5.5(b) hereof.
     “CMI Leased Real Property” means all real property leased or subleased (whether as tenant or subtenant) by CMI or any of its Subsidiaries as of the date hereof.
     “CMI Material Contracts” has the meaning set forth in Section 5.11 hereof.

     “CMI Owned Real Property” means all real property owned by CMI or any of its Subsidiaries as of the date hereof.
     “CMI Senior Credit Facility” means the Credit Agreement, dated as of June 7, 2006, among Cumulus Media Inc., Bank of America, N.A., as administrative agent thereunder, and the other lender parties thereto, as amended.
     “CMI Voting Stock” means, together, the Class A Common Stock and the Class C Common Stock, par value $0.01 per share, of CMI.
     “CMI Warrants” has the meaning set forth in Section 5.2(a) hereof.
     “CMP” has the meaning set forth in the Recitals.
     “CMP Advisory Services Agreement” means the Advisory Services Agreement, dated May 5, 2006, among CMP, CMP Susquehanna Holdings Corp., CMP Susquehanna Radio Holdings Corp., CMP Susquehanna Corp., and the PE Advisors (as defined therein), as amended.
     “CMP Amendment” that certain agreement styled as “Amendment”, dated as of November 20, 2007, by and among CMI, CMP, Top Holdco, and the Sellers.
     “CMP Benefit Plans” has the meaning set forth in Section 4.13(a) hereof.
     “CMP Capital Contribution Agreement” means the Capital Contribution Agreement, dated as of October 31, 2005, by and among CMP, CMI and the Investors (as defined therein).
     “CMP Commission Authorizations” has the meaning set forth in Section 4.7(b) hereof.
     “CMP Consent and Agreement” means the Consent and Agreement, dated as of November 20, 2007, by and among CMI and the Sellers.
     “CMP Equityholders’ Agreement” means the Equityholders’ Agreement, dated May 5, 2006, among CMP, CMI, CMP Susquehanna Holdings Corp. and the other parties thereto, as amended.
     “CMP Financial Statements” has the meaning set forth in Section 4.4 hereof.
     “CMP Leased Real Property” means all real property leased or subleased (whether as tenant or subtenant) by CMP or any of its Subsidiaries as of the date hereof.
     “CMP LLC Agreement” means the Limited Liability Company Agreement, dated October 31, 2005, by and among CMP, CMI, Bain Capital Fund VIII, L.P., BCP Acquisition Company L.L.C., and Thomas H. Lee Equity Fund V, L.P., as amended.
     “CMP Management Agreement” means the Management Agreement, dated as of May 3, 2006, by and between Top Holdco and CMI.
     “CMP Material Contracts” has the meaning set forth in Section 4.10 hereof.

     “CMP Non-Solicitation Agreement” means the Non-Solicitation Agreement, dated as of May 5, 2006, by and among CMI and the Sellers.
     “CMP Owned Real Property” means all real property owned by CMP or any of its Subsidiaries as of the date hereof.
     “CMP Registration Rights Agreement” means the Registration Rights Agreement, dated May 5, 2006, by and among Top Holdco, CMP, CMI and the other parties thereto, as amended.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commonly Controlled Entity” means any trade or business (whether or not incorporated) (i) under common control within the meaning of section 4001(b)(1) of ERISA with CMI or any of CMI Subsidiaries or (ii) which together with CMI or any of CMI Subsidiaries is treated as a single employer under section 414 of the Code.
     “Communications Act” means the Communications Act of 1934, as amended.
     “Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.
     “D&O Insurance” has the meaning set forth in Section 7.11(b).
     “EITF” means Emerging Issues Task Force.
     “End Date” has the meaning set forth in Section 8.1(c) hereof.
     “Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to or impacts of Materials of Environmental Concern.
     “Environmental Permits” means all Permits and other registrations under any applicable Environmental Laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means with respect to CMP or CMI, any other Person that is required to be aggregated with CMP under Section 4.13(a) and (k) or with CMI under Section 5.13(a) and (k), respectively, at any time prior to the Closing Date, prior that CMI shall not thereby be deemed to be making representations or warranties with respect to CMP or its Subsidiaries.
     “Exchange” has the meaning set forth in Section 1.1 hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “FASB” means Financial Accounting Standards for Broadcasters.
     “FCC” means the Federal Communications Commission.
     “Final Determination” has the meaning set forth in Section 9.4(a) hereof.
     “Final Indemnity Claim Amount” has the meaning set forth in Section 9.4(a) hereof.
     “Final Order” shall mean an Order of the FCC which is not reversed, stayed, enjoined or set aside, and with respect to which no timely request for stay, reconsideration, review, rehearing or notice of appeal or determination to reconsider or review is pending, and as to which the time for filing any such request, petition or notice of appeal or for review by the FCC or a court with jurisdiction over such matters, and for any reconsideration, stay or setting aside by the FCC or court on its own motion or initiative, has expired.
     “FMV” has the meaning set forth in Section 7.2(a).
     “Fundamental Representations” means, collectively, Section 4.1 (Organization), Section 4.2 (Capitalization), Section 4.19 (Brokers or Finders), Section 5.1 (Organization), Section 5.2 (Capitalization), Section 5.3 (Authorization; Validity of Agreement), Section 5.20 (Brokers or Finders), Section 6.1 (Title to Units), Section 6.2 (Authorization; Validity of Agreement) and Section 6.8 (Brokers or Finders).
     “GAAP” has the meaning set forth in Section 4.4 hereof.
     “Governmental Authority” means any foreign, domestic, federal territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnification Cap” means 994,572 shares of CMI Common Stock.
     “Indemnification Threshold” means 99,457 shares of CMI Common Stock.
     “Indemnified Party” has the meaning set forth in Section 9.4(a) hereof.
     “Indemnifying Party” has the meaning set forth in Section 9.4(a) hereof.
     “Indemnity Claim Amount” has the meaning set forth in Section 9.4(a) hereof.
     “Initial Order” means the FCC’s order(s) granting the Transfer of Control Applications.
     “Intellectual Property” has the meaning set forth in Section 4.9 hereof.

     “Knowledge” and “Known to”, or similar or correlative terms, of CMI or CMP means, with respect to any matter or circumstance, the actual knowledge of any of Lewis W. Dickey, Jr., John W. Dickey, Joseph P. Hannan, Jon G. Pinch or Richard S. Denning after due inquiry reasonable under the circumstances as to any such matter or circumstance.
     “Knowledge” and “Known to”, or similar or correlative terms, of any Seller, means, with respect to any matter or circumstance, the actual knowledge of Ian Loring, if a Bain Seller, David Tolley, if a Blackstone Seller, and Soren Oberg of a THL Seller, after due inquiry reasonable under the circumstances as to any such matter or circumstance.
     “Law” shall mean any applicable statute, law, ordinance, regulation, rule, code, principle of common law, arbitration award or fining, Order or other requirement of any Governmental Authority.
     “Liens” means any and all liens, pledges, charges, mortgages, security interests, restrictions of record, easements, title defects or encumbrances.
     “Losses” has the meaning set forth in Section 9.1(a) hereof.
     “Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of a Person and its Subsidiaries (excluding, in the case of CMP, StickCo, the business, financial condition and results of operations of which shall not be taken into account in determining whether a material adverse change or material adverse effect exists or has occurred with respect to CMP), taken as a whole; provided, however, that any change or effect (alone or in combination) resulting from or arising in connection with (i) the industries in which such Person and its Subsidiaries operate, (ii) the United States or the global economic or political condition or (iii) the United States securities markets shall be excluded from the determination of Material Adverse Effect (provided, that in the case of clauses (i), (ii) and (iii), only to the extent they have not had, and would reasonably be expected not to have, a materially disproportionate effect on such Person and its Subsidiaries relative to other companies in the same industries as such Person and its Subsidiaries operate); and provided, further, however, that any change or effect (alone or in combination) resulting from or arising in connection with (A) the execution, delivery or performance of this Agreement, the announcement of this Agreement, or the pendency or consummation of the Transactions (including any cancellation of or delays in work for customers, any reductions in sales, any disruption in supplier, licensor, licensee, distributor, partner or similar relationships or any loss of employees or consultants), (B) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, (C) changes in GAAP or other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC), or, in any such case, changes in the interpretation thereof, (D) any action required by Law or contemplated by this Agreement, or (E) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each such case, shall also be excluded from the determination of Material Adverse Effect.
     “Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined as such or by any similar term or regulated under any Environmental Laws, including the federal Comprehensive Environmental Response,

Compensation and Liability Act and the federal Resource Conservation and Recovery Act (including crude oil or any other petroleum product and asbestos), and any radiofrequency radiation.
     “Nasdaq” means the Nasdaq Stock Market, Inc.
     “Objection Period” has the meaning set forth in Section 9.4(a) hereof.
     “Orders” means all orders, writs, injunctions, judgments, decisions, settlements, decrees, rulings and awards of any Governmental Authority
     “Organizational Documents” means the certificate of incorporation, bylaws or the equivalent organizational documents (including all partnership, limited liability company or similar agreements) of an entity, in each case as amended through the date of this Agreement.
     “Party” and “Parties” has the meaning set forth in the Preamble.
     “Permits” means all licenses, permits, franchises, registrations, filings, authorizations, variances, waivers, consents and approvals of any Governmental Authority.
     “Permitted Liens” means (i) Liens for Taxes or assessments or other governmental charges not yet due and payable and for which appropriate reserves have been established in accordance with GAAP; (ii) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability Laws or similar legislation; (iii) inchoate and unperfected landlords’, workers’, mechanics’ or similar Liens arising in the ordinary course of business, so long as such Liens attach only to equipment, fixtures or real property of such Person and any such Liens which may have been filed and/or perfected but which are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings; (iv) carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the ordinary course of business; or (v) zoning restrictions or recorded easements affecting the use of any real property or other minor irregularities in title (including leasehold title) affecting any real property, so long as the same do not materially impair the use of such real property as it is presently being used in the operation of the business of such Person.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate or unincorporated organization.
     “Pro-Forma Ownership Percentage” has the meaning set forth in Section 9.1(d) hereof.
     “Proxy Statement” has the meaning set forth in Section 7.3(a) hereof.
     “Radio Holdings” means CMP Susquehanna Radio Holdings Corp., a Delaware corporation.
     “Radio Holdings Registration Rights Agreement” means the Registration Rights Agreement, dated as of March 26, 2009, among Radio Holdings and the initial holders of the Radio Holdings Warrants and Radio Holdings’ Series A Preferred Stock who have executed a joinder thereto.
     “Radio Holdings Warrant Agreement” means the Warrant Agreement, dated as of March 26, 2009, between Radio Holdings and Computershare Trust Company, N.A., as the warrant agent thereunder, governing the rights and obligations of Radio Holdings and the holders of the Radio Holdings Warrants.
     “Radio Holdings Warrant Agreement Amendment” has the meaning set forth in Section 7.9.
     “Radio Holdings Warrants” means the warrants to purchase shares of common stock of Radio Holdings pursuant to the Radio Holdings Warrant Agreement.
     “Radio Holdings Warrant Shares” has the meaning set forth in Section 7.9 hereof.
     “Registration Rights Agreement” has the meaning set forth in Section 1.3 hereof.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Reports” has the meaning set forth in Section 5.5(a) hereof.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Securities Exchange Rules” means the rules and regulations, including listing standards, of Nasdaq or other United States national securities exchange registered under the Exchange Act on which the applicable common stock is then traded.
     “Seller” and “Sellers” has the meaning set forth in the Preamble.
     “Seller Disclosure Schedule” has the meaning set forth in Article 4 hereof.
     “Seller Proportionate Share” means, with respect to any Seller, (A) the number of shares of CMI Common Stock issuable to such Seller in the Exchange divided by (B) the sum of (i) the number of shares of CMI Common Stock issuable to all Sellers in the Exchange plus (ii) the number of Radio Holdings Warrant Shares issuable pursuant to the Radio Holdings Warrant Agreement Amendment (even if such amendment is not obtained and such shares are not so issuable).
     “Sellers’ Representative” has the meaning set forth in the Preamble.
     “Series A Preferred Stock” has the meaning set forth in Section 5.2(a) hereof.
     “Series B Preferred Stock” has the meaning set forth in Section 5.2(a) hereof.
     “Significant Subsidiary” means any Company Subsidiary that qualifies as a “significant subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

     “Special Indemnity Amount” has the meaning set forth in Section 9.1(d).
     “Special Indemnity Share Price” has the meaning set forth in Section 9.1(d) hereof.
     “Stations” means, with respect to any Person, the radio stations owned and operated by such Person and its Subsidiaries, and, for the avoidance of doubt, Stations owned and operated by CMP and its Subsidiaries shall not be considered to be Stations of CMI and its Subsidiaries.
     “StickCo” means CMP KC, LLC, a Delaware limited liability company.
     “Stockholder Approval” has the meaning set forth in Section 5.21 hereof.
     “Stockholders’ Meeting” has the meaning set forth in Section 7.3 hereof.
     “Stock Consideration” has the meaning set forth in Section 1.1 hereof.
     “Subsidiaries” means, as to any Person (i) of which such Person directly or indirectly owns capital stock or other equity securities representing more than fifty percent (50%) of the aggregate voting power or (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions; provided, however, with respect to CMI, none of CMP or any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of CMI for purposes of this Agreement.
     “Taxes” or “Tax” means all taxes or other fiscal levies imposed by any Governmental Authority, domestic or foreign, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or environmental tax, custom, duty or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed or assessed by any Governmental Authority with respect thereto.
     “Tax Matters Member” has the meaning set forth in the CMP LLC Agreement.
     “Tax Returns” means all federal, state, local or foreign returns, reports or similar statements required to be filed with respect to any Taxes, including declarations of estimated Tax, attached schedules, information returns, and any amendments to any of the foregoing.
     “Third Party Claim” has the meaning set forth in Section 9.4(b) hereof.
     “THL Seller” means any Seller designated as such on the signature pages to this Agreement.
     “Top Holdco” means CMP Susquehanna Holdings Corp., a Delaware corporation.
     “Total Leverage Ratio” has the meaning set forth in the CMI Senior Credit Facility.
     “Transaction Documents” means all documents, agreements and instruments to be executed in connection with this Agreement; provided, that solely for purposes of Section 11.10 herein, “Transaction Documents” shall not include the Registration Rights Agreement.
     “Transactions” shall mean the Exchange and the other transactions contemplated by this Agreement.
     “Transfer of Control Applications” has the meaning set forth in Section 7.2(b) hereof.
     “Unit Assignments” has the meaning set forth in Section 1.1 hereof.
     “Units” has the meaning set forth in the CMP LLC Agreement.
     “Updated FMV” has the meaning set forth in Section 7.2(a).
     “Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary of which such Person directly or indirectly owns 100% of the outstanding capital stock or equity and voting securities.
     “willful and material breach” has the meaning set forth in Section 8.2 hereof.
ARTICLE 11
MISCELLANEOUS
     11.1 Binding Agreement. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective heirs, legal representatives, successors and permitted assigns.
     11.2 Assignment. No Party may assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of CMI, in the case of a proposed assignment or delegation by a Seller, or the prior written consent of the Sellers’ Representative, in the case of a proposed assignment or delegation by CMI. Any purported assignment or delegation in violation of this Section 11.2 shall be null and void.
     11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of Law thereof or of any other jurisdiction.
     11.4 Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) on the date so given, if delivered personally, (ii) on the date sent, if delivered by facsimile with telephone confirmation of receipt, (iii) on the second Business Day following the date deposited in the mail if mailed via an internationally recognized overnight courier and (iv) on the fourth Business Day following the date deposited in the mail if mailed via registered or certified mail, return receipt requested, postage prepaid, in each case, to the other Party at the following addresses:

if to CMI, to:

Cumulus Media Inc.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
Attn: Lewis W. Dickey, Jr.
Facsimile: (404) 949-0700

with a copy (which shall not constitute notice) to:

Jones Day
1420 Peachtree Street, N.E.
Atlanta, GA 30309
Attn: John E. Zamer, Esq.
Facsimile: (404) 581-8330

if to any Seller, to the address listed on the signature pages hereto for such Seller if to the Sellers’ Representative, to:

Blackstone FC Communications Partners L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Attn: David M. Tolley
Facsimile: (212) 583-5710

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn: Wilson S. Neely, Esq.
Facsimile: (212) 455-2502
or to such other addresses as any such Party may designate in writing in accordance with this Section 11.4.
     11.5 Fees and Expenses. Except as specifically provided in Article 9, CMI shall pay all of its own fees and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions. Except as specifically provided in Article 9, CMI shall cause CMP to pay all reasonable fees and expenses of the Sellers’ Representative actually incurred in connection with the negotiation, execution and performance of this Agreement and the Transactions (including, without limitation, the reasonable fees and expenses of Citadel Securities actually incurred), and up to, in the case of legal fees and expenses, a maximum amount provided for in Section 11.5 of the Seller Disclosure Schedule plus the reasonable fees and expenses actually incurred of one FCC counsel for the Sellers’ Representative; provided that in the event this Agreement is terminated pursuant to Article VIII, CMI shall reimburse CMP for all such fees and expenses.
     11.6 Entire Agreement. This Agreement and the Transaction Documents set forth the entire understanding of the Parties with respect to the subject matter hereof. This Agreement and the Transaction Documents supersede all prior agreements and understandings between or among the Parties with respect to such subject matter.
     11.7 Waivers; Amendments.
          (a) No provision of this Agreement may be waived except by a written instrument signed by CMI or the Sellers’ Representative (on behalf of itself and the Sellers), as the case may be, as the party or parties against whom the waiver is to be effective. No course of dealing between the Parties shall be deemed to modify, amend or discharge any provision or term of this Agreement. No delay by any Party to this Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any Party of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.
          (b) Subject to applicable Law, this Agreement and the rights and obligations hereunder may be amended, modified or supplemented only by a writing signed by CMI and the Sellers’ Representative.
     11.8 Severability. Any provision of this Agreement which is rendered invalid, void or otherwise unenforceable by a court of competent jurisdiction shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement. Upon such determination that any provision of this Agreement is invalid, void or otherwise unenforceable, CMI and the Sellers’ Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     11.9 No Third-Party Beneficiaries. Except as set forth in Section 7.8(c), Section 7.11, Section 9.1(a) and Section 9.1(b) nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person other than the Parties, any rights, remedies or other benefits under or by reason of this Agreement or any documents executed in connection with this Agreement.
     11.10 Appointment of the Sellers’ Representative.
          (a) Each Seller hereby appoints the Sellers’ Representative (with full power of substitution) as its agent and attorney-in-fact to act for it and in its name in connection with all matters related to this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents, and each Seller gives the Sellers’ Representative full power and authority to deliver assignments or other transfer documents in respect of its Units, to take all action contemplated to be taken by the Sellers’ Representative under this Agreement and the Transaction Documents, to receive on its behalf the Stock Consideration for its Units payable pursuant to Article 1, to execute amendments, supplements or waivers to this Agreement and the Transaction Documents (subject to Section 11.7), to give and receive all notices and other communications relating to this Agreement and the Transaction Documents, and to execute any instruments and documents that the Sellers’ Representative may determine necessary in the exercise of its authority pursuant to this power of attorney, all without notice to any of them and with the same effect as if they had themselves taken such action; and each of the Sellers acknowledges and agrees that they shall be bound by, and CMI may rely and act upon, any action taken by the Sellers’ Representative on behalf of the Sellers and upon any instruments and documents signed by the Sellers’ Representative with the same force and effect as if the Sellers had themselves so acted. By their execution hereof, the Sellers’ Representative hereby accepts such appointment and agrees to act as the Sellers’ Representative under this Agreement and the Transaction Documents and in connection therewith.
          (b) The Sellers’ Representative shall not be liable to the Sellers for any action taken or omitted by the Sellers’ Representative in good faith, and in no event shall the Sellers’ Representative be liable or responsible to any of the Sellers. The Sellers shall, jointly and severally, hold the Sellers’ Representative (acting in such capacity, but not in its capacity as a Seller) harmless from, and to indemnify and reimburse the Sellers’ Representative for, all costs and expenses of the Sellers’ Representative pursuant to this Agreement or the Transaction Documents and all Losses arising in connection with any action, suit or claim arising under this Agreement and the Transaction Documents; provided, that the Sellers’ Representative shall not have acted in bad faith with respect to any of the events relating to such claims, liabilities, losses or expenses.
          (c) The Sellers’ Representative agrees to provide each Seller with written notice of any claim made against a Seller (each, an “Affected Seller”) for indemnification pursuant to Article 9 within three (3) Business Days of receipt of such Claim from CMI. The Sellers’ Representative shall give each Affected Seller an opportunity to participate in the response to any Claim, provided, however, that the Affected Seller responds promptly to the notice.
     11.11 Submission to Jurisdiction; Waiver of Jury Trial.
              (a) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any such court, in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery (and if jurisdiction in the Delaware

Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware). Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          (b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(b).
     11.12 Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or electronic mail in PDF format), each of which shall be deemed an original but all of which shall constitute one and the same agreement.
     11.13 Headings; Disclosure Schedule.
               (a) The Article, Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Articles, Sections and paragraphs.
               (b) Disclosures included in any section of the Seller Disclosure Schedule or the CMI Disclosure Schedule shall be considered to be made for purposes of all other sections of the Seller Disclosure Schedule or the CMI Disclosure Schedule, as the case may be, to the extent that the relevance of any such disclosure to any other section of the Seller Disclosure Schedule or CMI Disclosure Schedule, as the case may be, is reasonably apparent on its face from the text of such disclosure.
     11.14 Use of Terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Whenever the words “include” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. Unless otherwise indicated, reference in this Agreement to a “Section” or “Article” means a Section or Article, as applicable, of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” shall refer to this Agreement as a whole, unless the context clearly requires otherwise. The use of the words “or,” “either” and “any” shall not be exclusive. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
     11.15 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be the principal remedy for breaches of this Agreement. It is accordingly agreed that, the Parties (and in the case of the Sellers’ Representative, on behalf of itself and the Sellers) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 11.11(a), without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further acknowledges and agrees that the agreements contained in this Section 11.15 are an integral part of the Transactions and that, without these agreements, the other Parties would not enter into this Agreement. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.15, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
[Signatures On The following Pages]

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the date first written above.

CUMULUS MEDIA INC.
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President & Chief Executive Officer

[Exchange Agreement Signature Page]

     Each of the entities on the two immediately succeeding signature pages are referred to herein collectively as the “Blackstone Seller”. All notices, demands and other communications hereunder to be made to any Blackstone Seller shall be made at the following address:

c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Attn: David M. Tolley
Facsimile: (212) 583-5710

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn: Wilson S. Neely, Esq.
Facsimile: (212) 455-2502
[Exchange Agreement Signature Page]

SELLERS’ REPRESENTATIVE: BLACKSTONE FC COMMUNICATIONS PARTNERS L.P.
By:	BCMA FCC L.L.C., its general partner

By:	/s/ Stephen A. Schwarzman
	Name:	Stephen A. Schwarzman
	Title:	Founding Member

BLACKSTONE FC CAPITAL PARTNERS IV, L.P.
By:	BMA IV FCC L.L.C., its general partner

By:	/s/ Stephen A. Schwarzman
	Name:	Stephen A. Schwarzman
	Title:	Founding Member

BLACKSTONE FC CAPITAL PARTNERS IV-A L.P.
By:	BMA IV FCC L.L.C., its general partner

By:	/s/ Stephen A. Schwarzman
	Name:	Stephen A. Schwarzman
	Title:	Founding Member

BLACKSTONE FAMILY FCC L.L.C.
By:	BMA IV FCC L.L.C., its managing member

By:	/s/ Stephen A. Schwarzman
	Name:	Stephen A. Schwarzman
	Title:	Founding Member

[Exchange Agreement Signature Page]

BLACKSTONE PARTICIPATION FCC L.L.C
By:	BMA IV FCC L.L.C., its managing member

By:	/s/ Stephen A. Schwarzman
	Name:	Stephen A. Schwarzman
	Title:	Founding Member

BLACKSTONE COMMUNICATIONS FCC L.L.C.
By:	BCMA FCC L.L.C., its managing member

By:	/s/ Stephen A. Schwarzman
	Name:	Stephen A. Schwarzman
	Title:	Founding Member

[Exchange Agreement Signature Page]

     Each of the entities on the two immediately succeeding signature pages are referred to herein collectively as the “Bain Seller”. All notices, demands and other communications hereunder to be made to any Bain Seller shall be made at the following address:

c/o Bain Capital Partners LLC
111 Huntington Avenue
Boston, MA 02199
Attn: Ian Loring
Facsimile: (617) 516-2010

with copies (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Attn: William M. Shields, Esq.
Facsimile: (617) 235-0509

BAIN CAPITAL (SQ) VIII, L.P.
By:	Bain Capital Partners (SQ) VIII, L.P., its general partner

By:	Bain Capital Investors, LLC, its general partner

By:	/s/ Ian Loring
	Name:	Ian Loring
	Title:	Managing Director

BCIP ASSOCIATES III, LLC
By:	BCIP Associates III, its manager

By:	Bain Capital Investors, LLC, its managing partner

By:	/s/ Ian Loring
	Name:	Ian Loring
	Title:	Managing Director

BCIP ASSOCIATES III-B, LLC
By:	BCIP Associates III-B, its manager

By:	Bain Capital Investors, LLC, its managing partner

By:	/s/ Ian Loring
	Name:	Ian Loring
	Title:	Managing Director

[Exchange Agreement Signature Page]

BCIP T ASSOCIATES III, LLC
By:	BCIP Associates III, its manager

By:	Bain Capital Investors, LLC, its managing partner

By:	/s/ Ian Loring
	Name:	Ian Loring
	Title:	Managing Director

BCIP T ASSOCIATES III-B, LLC
By:	BCIP Associates III-B, its manager

By:	Bain Capital Investors, LLC, its managing partner

By:	/s/ Ian Loring
	Name:	Ian Loring
	Title:	Managing Director

BCIP ASSOCIATES-G
By:	Bain Capital Investors, LLC, its managing partner

By:	/s/ Ian Loring
	Name:	Ian Loring
	Title:	Managing Director

[Exchange Agreement Signature Page]

     Each of the entities on the three immediately succeeding signature pages are referred to herein collectively as the “THL Seller”. All notices, demands and other communications hereunder to be made to any THL Seller shall be made at the following address:

c/o Thomas H. Lee Partners, L.P.
100 Federal Street
35th Floor
Boston, MA 02110
Attn: Soren Oberg
Facsimile: (617) 227-3514

THOMAS H. LEE EQUITY FUND V, L.P.
By:	THL Equity Advisors V, LLC, its general partner

By:	Thomas H. Lee Partners, L.P., its sole member

By:	Thomas H. Lee Advisors, LLC, its general partner

By:	/s/ Soren Oberg
	Name:	Soren Oberg
	Title:	Authorized Signatory

THOMAS H. LEE PARALLEL FUND V, L.P.
By:	THL Equity Advisors V, LLC, its general partner

By:	Thomas H. Lee Partners, L.P., its sole member

By:	Thomas H. Lee Advisors, LLC, its general partner

By:	/s/ Soren Oberg
	Name:	Soren Oberg
	Title:	Authorized Signatory

THOMAS H. LEE EQUITY (CAYMAN) FUND V, L.P.
By:	THL Equity Advisors V, LLC, its general partner

By:	Thomas H. Lee Partners, L.P., its sole member

By:	Thomas H. Lee Advisors, LLC, its general partner

By:	/s/ Soren Oberg
	Name:	Soren Oberg
	Title:	Authorized Signatory

[Exchange Agreement Signature Page]

THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP
By:	THL Investment Management Corp., its General Partner

By:	/s/ Soren Oberg
	Name:	Soren Oberg
	Title:	Authorized Signatory

PUTNAM INVESTMENTS HOLDINGS, LLC
By:	Putnam Investments, LLC, its Managing Member

By:	Thomas H. Lee Advisors, LLC, attorney-in-fact

By:	/s/ Soren Oberg
	Name:	Soren Oberg
	Title:	Authorized Signatory

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY I, LLC
By:	Putnam Investments Holdings, LLC, its Managing Member

By:	Putnam Investments, LLC its Managing Member

By:	Thomas H. Lee Advisors, LLC, attorney-in-fact

By:	/s/ Soren Oberg
	Name:	Soren Oberg
	Title:	Authorized Signatory

[Exchange Agreement Signature Page]

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY II, LLC
By:	Putnam Investments Holdings, LLC, its Managing Member

By:	Putnam Investments, LLC its Managing Member

By:	Thomas H. Lee Advisors, LLC, attorney-in-fact

By:	/s/ Soren Oberg
	Name:	Soren Oberg
	Title:	Authorized Signatory

[Exchange Agreement Signature Page]